UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12

BURLINGTON STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

April 1, 2022

Dear Burlington Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Burlington Stores, Inc. at 8:00 a.m. Eastern Time on May 18, 2022. All holders of shares of our outstanding common stock as of the close of business on March 24, 2022 are entitled to vote at the meeting. This year, in light of the continuing impact of the COVID-19 pandemic, and to support the well-being of our associates and stockholders, the Annual Meeting will again be held in a virtual-only format. Details of the business to be conducted at the meeting are given in the Notice of 2022 Annual Meeting of Stockholders and the Proxy Statement, which are included on the following pages. Instructions for accessing the virtual meeting webcast online are also included in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting virtually, please vote as soon as possible. As an alternative to voting during the annual meeting, you may vote in advance via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the annual meeting.

We appreciate your support of Burlington Stores, Inc.

Michael O’Sullivan

Chief Executive Officer

BURLINGTON STORES, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 18, 2022

Date: May 18, 2022 Time: 8:00 a.m. (Eastern Time) Location: Virtually online via live audio webcast at https://web.lumiagm.com/256816909 Record Date: March 24, 2022	Items of Business
	1.	To elect the three directors nominated by Burlington Stores, Inc.’s Board of Directors and named in the accompanying Proxy Statement;
	2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending January 28, 2023;
	3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers (“Say-on-Pay”);
	4.	To approve the Burlington Stores, Inc. 2022 Omnibus Incentive Plan; and
	5.	To consider any other business properly brought before the meeting and any adjournment or postponement of the meeting.
The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each director nominee named in Proposal 1 and FOR Proposals 2, 3 and 4.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting during the annual meeting, you may vote in advance via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the question entitled “How do I vote?” on page 8 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Group Senior Vice President, General

Counsel and Corporate Secretary

Burlington, New Jersey

April 1, 2022

Important notice regarding the availability of proxy materials for the

2022 Annual Meeting of Stockholders to be held on May 18, 2022:

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 are all available at http://www.astproxyportal.com/ast/18550/

YOUR VOTE IS IMPORTANT

PLEASE VOTE BY INTERNET OR TELEPHONE OR

SIGN, DATE, & RETURN YOUR PROXY CARD

Burlington Stores, Inc. 2022 Proxy Statement	|	i

Safe Harbor Statement

This proxy statement contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, the industry in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “will,” “opportunity,” “potential” or “may,” variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our forward-looking statements are subject to risks and uncertainties. Such statements may include, but are not limited to, our growth strategy, our diversity, equity and inclusion and corporate social responsibility initiatives, our response to COVID-19 and plans or agreements that may require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual events or results to differ materially from those we expected include: inflation, and the related impact on consumer confidence and spending; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; weather patterns, including changes in year-over-year temperatures; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability, selection and purchasing of attractive merchandise on favorable terms; the availability of desirable store locations on suitable terms; industry trends, including changes in buying, inventory and other business practices; terrorist attacks, particularly attacks on or within markets in which we operate; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; our ability to control costs and expenses; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; our dependence on vendors for our merchandise; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; regulatory and tax changes; issues with merchandise safety and shrinkage; any unforeseen material loss or casualty or the existence of adverse litigation; the impact of current and future laws and the interpretation of such laws; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; the availability of adequate financing; and other risks discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

Many of these factors, including the ultimate impact of the COVID-19 pandemic, are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this proxy statement might not occur. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

Burlington Stores, Inc. 2022 Proxy Statement	|	1

Proxy Statement Summary

This summary highlights information about Burlington Stores, Inc. (referred to in this Proxy Statement as “we,” “us,” “our,” “Burlington” or the “Company”), our Board of Directors (the “Board” or the “Board of Directors”) and our upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time:	Wednesday, May 18, 2022 8:00 a.m. Eastern Time
Location:	Virtually online via live audio webcast at https://web.lumiagm.com/256816909
Record Date:	March 24, 2022

Voting Matters and Board Recommendations

The Board of Directors recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Page Reference
Proposal 1:	Election of Three Directors Nominated by the Board and Named in this Proxy Statement	FOR each director nominee	12
Proposal 2:	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Certified Public Accounting Firm for the fiscal year ending January 28, 2023	FOR	34
Proposal 3:	Non-Binding Advisory Approval of the Compensation of the Company’s Named Executive Officers (“Say-On-Pay”)	FOR	37
Proposal 4:	Approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan	FOR	77

2	|	Burlington Stores, Inc. 2022 Proxy Statement

PROXY STATEMENT SUMMARY

Company Overview

Headquartered in New Jersey, we are a nationally recognized off-price retailer with net sales of $9.3 billion for the fiscal year ended January 29, 2022 (“fiscal 2021”). We are a Fortune 500 company and our common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” We operated 840 stores as of the end of fiscal 2021 in 45 states and Puerto Rico, principally under the name Burlington Stores. Our stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats. Under the oversight of our Board of Directors, we continue to focus on a number of ongoing initiatives aimed at increasing our overall profitability, including:

•	Driving Comparable Store Sales Growth

•	Expanding and Enhancing Our Retail Store Base

•	Enhancing Operating Margins

These strategies, which are more fully discussed in our Annual Report on Form 10-K for fiscal 2021 (the “fiscal 2021 10-K”) are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage.

Select Fiscal 2021 Company Performance Highlights

Strong execution of our long-term growth strategies resulted in solid performance for fiscal 2021. Highlights of our fiscal 2021 performance compared with our fiscal year ended February 1, 2020 (“fiscal 2019”)1 include the following:

•	We generated total revenues of $9,322 million compared with $7,286 million in fiscal 2019

•	Total sales increased 28% compared to fiscal 2019 (inclusive of a 15% comparable store sales increase)

•	Net income decreased 12% to $409 million, or $6.00 per share, as compared to $6.91 per share in fiscal 2019, a decrease of 13%

•	Adjusted Net Income of $573 million increased 16% as compared to fiscal 2019, while Adjusted Net Income per share was $8.41 as compared to $7.35 in fiscal 2019, an increase of 14%

•	Adjusted EBITDA improved $171 million to $1,051 million

•	Adjusted EBIT increased 20%, or $132 million, to $802 million

•	We opened 79 net new stores

During our fiscal year ended January 30, 2021 (“fiscal 2020”), we took several steps to effectively manage our liquidity and enhance financial flexibility during the COVID-19 pandemic, including careful management of operating expenses, working capital and capital expenditures, as well as incurring additional debt and temporarily suspending our share repurchase program. During fiscal 2021, we redeemed $533 million of that debt and, during the third quarter of fiscal 2021, resumed our share repurchase program, with $250 million repurchased in total during the year.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2021 of 68,126 thousand and for fiscal 2019 of 67,293 thousand to arrive at Adjusted Net Income per share), Adjusted EBITDA and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in the section of our fiscal 2021 10-K entitled “Key Performance Measures.”

[1]

Given the volatility in our fiscal 2020 results caused by the COVID-19 pandemic and to assist with comparability, fiscal 2021 comparisons are made as compared to fiscal 2019. For a discussion of results for fiscal 2021 as compared to fiscal 2020, refer to our fiscal 2021 10-K.

Burlington Stores, Inc. 2022 Proxy Statement	|	3

PROXY STATEMENT SUMMARY

Governance Highlights

Our Board believes that good corporate governance accompanies and greatly aids our long-term business success. The Corporate Governance section beginning on page 20 describes our corporate governance framework and commitment, which includes the following highlights:

•	Independent Board Chair

•	9 out of 10 directors are independent, with 3 new independent directors added since mid-2018

•	3 out of 10 directors are female

•	3 out of 10 directors reflect ethnic/racial diversity

•	100% director meeting attendance during fiscal 2021

•	6 out of 10 directors have served for less than 7 years

•	Majority voting standard and director resignation policy for directors in uncontested elections

•	Majority of director compensation paid in stock

•	Pay-for-performance philosophy
•	Annual Board, director and committee self-evaluations

•	No unequal voting rights

•	Robust CEO, executive and non-employee director stock ownership guidelines

•	Corporate Governance Guidelines limit director membership on other public company boards

•	Stockholder outreach efforts undertaken in connection with the 2022 Annual Meeting included engaging a number of our stockholders, collectively representing approximately 54% of our outstanding shares as of December 31, 2021

•	Board oversight (through the Nominating and Corporate Governance Committee) of corporate social responsibility matters

Board of Directors

The following table provides summary information about our directors. Additional information about each director’s background and experience can be found beginning on page 13.

					Committee Memberships (1)
Name	Primary or Former Occupation	Age	Director Since	Independent	AC	CC	NCGC

John J. Mahoney	Retired Vice Chairman, Staples, Inc. Chairman of the Board	70	2013	●

Ted English	Executive Chairman, Bob’s Discount Furniture	68	2016	●	●	●

Michael Goodwin	Senior Vice President, Chief Information Technology Officer, PetSmart Inc.	61	2020	●	●

Jordan Hitch	Former Managing Director, Bain Capital	55	2006	●		C	●

William P. McNamara	Retired President, Macy’s Reinvent Strategies, Macy’s, Inc.	71	2014	●			●

Michael O’Sullivan	Chief Executive Officer, Burlington Stores, Inc.	58	2019

Jessica Rodriguez	Former Chief Marketing Officer and President of Entertainment, UCI Networks	49	2018	●			●

Laura J. Sen	Former Non-Executive Chairman and Chief Executive Officer, BJ’s Wholesale Club, Inc.	65	2018	●	●

Paul J. Sullivan	Retired Partner, PricewaterhouseCoopers LLP	74	2012	●	C

Mary Ann Tocio	Retired President and Chief Operating Officer, Bright Horizons Family Solutions, Inc.	73	2015	●		●	C
(1)	NCGC = Nominating and Corporate Governance Committee; CC = Compensation Committee; AC = Audit Committee; C= Chair

4	|	Burlington Stores, Inc. 2022 Proxy Statement

PROXY STATEMENT SUMMARY

Board Composition Highlights

The Board takes a thoughtful and deliberate approach to Board composition to ensure that our directors have the backgrounds, talents, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Some of the key features of our Board composition are as follows:

Corporate Social Responsibility

We are committed to ensuring that, as we continue our growth trajectory as a leading off-price retailer, we do so in tandem with our commitment to building a sustainable future. Our commitment to Corporate Social Responsibility (“CSR”) is reflected in our annual CSR report, which discusses our efforts, including focus areas covering environmental, social and governance (“ESG”) issues of greatest importance to our business and stakeholders. Our CSR efforts, which our Nominating and Corporate Governance Committee oversees, are reflected across the following five pillars:

Our Associates	Our Community	Our Environment	Our Supply Chain	Our Governance and Ethics

Additional information about our CSR efforts can be found on page 28.

Burlington Stores, Inc. 2022 Proxy Statement	|	5

PROXY STATEMENT SUMMARY

Executive Compensation Program Highlights

Our objective is to have an executive compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values as described on page 28.

In fiscal 2021, approximately 89% of the target annual compensation for Mr. O’Sullivan, our Chief Executive Officer (the “CEO”), and approximately 80% of the average target annual compensation for our other continuing named executive officers (“NEOs”), was “at-risk.”

Significant features of our executive compensation program include:

✓	Alignment of pay with Company financial performance

✓	Fifty percent of annual long-term incentive grant to NEOs is in the form of a three-year performance stock unit (“PSU”) award

✓	Balance short-term and long-term incentives

✓	Annual stockholder Say-on-Pay votes

✓	Compensation Committee uses independent consultant

✓	Annual compensation risk assessment

✓	Independent Compensation Committee

✓	Stock ownership guidelines

✓	Limits on annual incentive award and PSU award payments

✓	Compensation recoupment policy

✓	Regular review of share utilization
×	No excise tax gross-ups

×	No stock options granted below fair market value

×	No option repricing without stockholder approval

×	No hedging or pledging of Company stock by executive officers or directors

×	No automatic “single-trigger” change in control

×	No pension plans or supplemental executive retirement plans (SERPs)

×	No guaranteed bonuses or salary increases

×	No change in control severance arrangements

×	No evergreen provision or reload options

Please see the Compensation Discussion and Analysis beginning on page 41 for an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the fiscal 2021 compensation provided to the NEOs identified below.

Named Executive Officers

Michael O’Sullivan	Chief Executive Officer

John Crimmins	Executive Vice President and Chief Financial Officer

Jennifer Vecchio	Group President and Chief Merchandising Officer

Travis Marquette	President and Chief Operating Officer

Michael Allison	Executive Vice President & Chief Human Resources Officer

Mike Metheny	Executive Vice President, Supply Chain & Asset Protection

Fred Hand	Former Principal and Chief Operating Officer

6	|	Burlington Stores, Inc. 2022 Proxy Statement

2022 Proxy Statement

This Proxy Statement and the accompanying materials are being made available to stockholders of Burlington Stores, Inc. beginning on or about April 1, 2022. In this Proxy Statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

About the Annual Meeting

Who is soliciting my vote?

The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Annual Meeting.

What will I be voting on?

You will be voting on:

•	Election of the three directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 28, 2023 (“fiscal 2022”) (Proposal 2);

•	Non-binding advisory approval of the compensation of our NEOs (Say-On-Pay) (Proposal 3);

•	Approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (Proposal 4); and

•	Any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

What are the Board of Directors voting recommendations?

The Board recommends that you vote:

•	FOR each of the three directors nominated by the Board and named in this Proxy Statement (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2022 (Proposal 2);

•	FOR the non-binding advisory approval of the compensation of our NEOs (Proposal 3); and
•	FOR the approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (Proposal 4).

Who is entitled to vote?

All stockholders who owned the Company’s common stock at the close of business on the record date, March 24, 2022, are entitled to attend and vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting.

How many votes do I have?

You will have one vote on each matter for every share of the Company’s common stock you owned on the record date. There is no cumulative voting.

How many votes can be cast by all stockholders?

Each share of the Company’s common stock is entitled to one vote. On the record date, the Company had 66,099,318 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of the Company’s common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Burlington Stores, Inc. 2022 Proxy Statement	|	7

2022 PROXY STATEMENT

Shares are counted as present at the Annual Meeting if stockholders attend the meeting and vote virtually or if a proxy has been properly submitted by or on behalf of a stockholder. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2022 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our NEOs (Proposal 3) or the approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (Proposal 4).

How many votes are required to elect directors and approve the other proposals?

Our Amended and Restated Bylaws (the “Amended Bylaws”) require that, in an uncontested election of directors (Proposal 1), each director will be elected by a majority of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote in the election of such director such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. Please see page 20 for a further description of our majority vote standard for the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal, while Proposal 4 requires the approval of the holders of a majority of votes properly cast and entitled to vote on the proposal in accordance with the rules of the New York Stock Exchange (the “NYSE”). Abstentions have no effect on the determination of whether a director nominee has received the requisite amount of votes cast (Proposal 1) or the approval of Proposal 4, but will have the same effect as a vote “against” Proposals 2 or 3. Broker non-votes have no effect on the determination of whether a director nominee or Proposals 2, 3 or 4 has received the requisite number of votes cast to pass.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We take advantage of the SEC rules that allow issuers to furnish proxy materials to their stockholders on the internet. We believe these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials, which indicates how our stockholders may: (i) access their proxy materials and vote their proxies over the internet or by telephone; or (ii) make a request to receive a printed set of proxy materials by mail.

How do I vote?

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”)), then you may vote either during the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote in advance of the Annual Meeting via the internet, by telephone or by mail, and your shares will be voted at the Annual Meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice provides information on how to access your online proxy card and vote via the internet or how to vote by telephone or receive a paper proxy card to vote by mail. Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 17, 2022.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as the Board recommends.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a bank, broker or other nominee holds shares on your behalf), you may vote during the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and submit the legal proxy to AST as described below under the caption entitled “How do I attend and ask

8	|	Burlington Stores, Inc. 2022 Proxy Statement

2022 PROXY STATEMENT

questions at the Annual Meeting?”. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction card that the nominee provides to you, or by using the voting arrangements described on the voting instruction card, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our NEOs (Proposal 3), or the approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (Proposal 4), but your nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for fiscal 2022 (Proposal 2) and register your shares as being present at the Annual Meeting for purposes of determining a quorum.

What does it mean if I receive more than one notice, proxy or voting instruction card?

It means that your shares may be registered differently or held in more than one account. Please provide voting instructions for all notices, proxy and voting instruction cards you receive. Certain banks, brokers and other nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your bank, broker or other nominee for more information.

Can I change my vote after I execute my proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our General Counsel and Corporate Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting virtually, although attendance at the Annual Meeting will not, by itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting virtually at the Annual Meeting if you obtain a legal proxy as described above.

Will my vote be kept confidential?

Yes. The Company’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret unless required by law. Your vote will be disclosed to Burlington or its agents only:

•	to allow the independent election inspectors to certify the results of the vote;

•	if there is a proxy contest involving us; or

•	if you make a written comment on your proxy or voting instruction card.

How do I attend and ask questions at the Annual Meeting?

Although our intent was to return to an in-person Annual Meeting this year, the Annual Meeting will be again held virtually online via live audio webcast in light of the dynamic nature of the COVID-19 pandemic and its continuing impact on community health and safety. This meeting format provides for an opportunity for participation from any location that is safe and convenient to an attendee, and we are committed to ensuring that our attendees have substantially the same opportunities to participate in a virtual setting as they would at an in-person meeting.

If you are a registered holder, you can attend the Annual Meeting by visiting https://web.lumiagm.com/256816909 and entering the 11-digit control number previously provided to you in your proxy materials. The password for the virtual meeting is burlington2022. If you are a registered holder and you have misplaced your 11-digit control number, please call AST at 1-800-937-5449. If you are a beneficial owner of shares held in street name, you must register in advance in order to attend the Annual Meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to AST to receive an 11-digit control

Burlington Stores, Inc. 2022 Proxy Statement	|	9

2022 PROXY STATEMENT

number that may be used to access the Annual Meeting site provided above. Any control number that was provided with your proxy materials, likely a 16-digit number, will not provide access to the virtual Annual Meeting site. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by AST no later than 5:00 p.m., Eastern Time, on May 10, 2022. All such requests should be submitted (1) by email to proxy@astfinancial.com; (2) by facsimile to 1-718-765-8730; or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible. Once you have your 11-digit control number from AST, please follow the steps set forth above for stockholders of record to attend the Annual Meeting.

Stockholders who attend the virtual Annual Meeting by following the above instructions will have an opportunity to vote and to submit questions electronically in accordance with the rules of conduct for the meeting, which will be available for review during the meeting at https://web.lumiagm.com/256816909. Guests may access the virtual Annual Meeting by visiting the virtual meeting site provided above, but will not be able to vote or submit questions during the meeting.

We will answer questions during the meeting that comply with the rules of conduct as time permits. Responses to such questions that we do not have time to respond to during the Annual Meeting will be posted to our Investor Relations website following the Annual Meeting. If we receive substantially similar questions, we will group such questions together.

How can I request technical assistance during the Annual Meeting?

The meeting will begin promptly at 8:00 a.m. Eastern Time. You may access the meeting webcast 15 minutes prior to the start time, and we encourage you to allow ample time to log in and test your computer audio system. If you encounter any difficulty accessing the Annual Meeting, please visit https://go.lumiglobal.com/faq for assistance.

Who pays for this proxy solicitation?

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We have hired Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $15,000 plus reimbursement of reasonable expenses. Further, the original solicitation of proxies by mail and through the internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and associates. No additional compensation will be paid to these individuals for any such services.

Who can I contact with questions?

If you have any questions or need assistance voting, please contact Innisfree. Stockholders may call 1-888-750-5834. Banks and brokers may call 1-212-750-5833.

Who are the proxyholders and how were they selected?

The proxyholders are Michael O’Sullivan, John Crimmins and Karen Leu, each of whom was selected by our Board of Directors and is an officer of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no direction is given, the shares will be voted as recommended by our Board of Directors.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

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2022 PROXY STATEMENT

Is a stockholder list available for examination?

For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting. Please contact our General Counsel and Corporate Secretary at 1-609-387-7800 x 53214 if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the Annual Meeting for examination by any stockholder at https://web.lumiagm.com/256816909.

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Burlington Stores, Inc. 2022 Proxy Statement	|	11

Proposal No. 1 — Election of Directors

Overview of Our Board Structure

The Board currently consists of ten members divided into three classes as nearly equal in size as is practicable (designated Class I, Class II and Class III), with one class being elected each year for a three-year term. Each director’s term continues until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement.

At the Annual Meeting, stockholders will consider the election of three directors for terms ending in 2025. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated John J. Mahoney, Laura J. Sen and Paul J. Sullivan, each a current Class III director, for election to the Board. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

In determining whether to nominate each of the current Class III directors for another term, the Board considered the factors discussed below under the caption entitled “Selecting Nominees to the Board of Directors,” and concluded that each of the nominees standing for election possesses unique experiences, qualifications, attributes and skills that will enable each of them to guide the Company in the best interests of its stockholders. There are no family relationships among directors and executive officers of the Company.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election at Annual Meeting

The following sets forth the name, age (as of March 24, 2022) and information regarding the business experience and qualifications of each of the Class III nominees whose terms are expiring at the Annual Meeting:

John J. Mahoney Age: 70 Director since: 2013 Committee Membership: • None

Background:

Mr. Mahoney joined our Board of Directors in December 2013 and currently serves as Chairman of the Board. Mr. Mahoney is also a member of the board of directors of Bloomin’ Brands, Inc. and Chico’s FAS. Previously, Mr. Mahoney served on the Boards of Directors of Advo, Inc. from 2001 to 2007, Tweeter Home Entertainment Group, Inc. from 2004 to 2007, Zipcar, Inc. from 2010 to 2012 and The Michaels Companies, Inc. from 2013 to 2021. Mr. Mahoney was Vice Chairman of Staples, Inc. from January 2006 until his retirement in July 2012. While at Staples, Mr. Mahoney was Chief Financial Officer from September 1996 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006 and Executive Vice President and Chief Financial Officer from September 1996 to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney is a certified public accountant.

Key Qualifications:

Mr. Mahoney has extensive experience serving on public company boards of directors and significant executive experience in the retail industry. Mr. Mahoney also possesses valuable financial expertise, including substantial experience in corporate finance and accounting, and extensive experience providing audit and financial reporting services to numerous organizations.

Laura J. Sen Age: 65 Director since: 2018 Committee Membership: • Audit

Background:

Ms. Sen joined our Board of Directors in June 2018 and currently serves on our Audit Committee. Ms. Sen is a member of the board of directors of Massachusetts Mutual Life Insurance Company and the Massachusetts Port Authority. Ms. Sen previously served as a director of BJ’s Wholesale Club, Inc., EMC Corporation, rue21, inc., Abington Savings Bank and the Federal Reserve Bank of Boston. Ms. Sen served as the Non-Executive Chairman of the Board of Directors of BJ’s Wholesale Club, Inc., a membership-only warehouse chain, from January 2016 through April 2018 and was its Chief Executive Officer from February 2009 through January 2016. Ms. Sen served as BJ’s Chief Operating Officer from January 2008 through February 2009. Ms. Sen also served as BJ’s Executive Vice President of Merchandising and Logistics from January 2007 through January 2008, and held the same position from 1997 to March 2003. From March 2003 to December 2006, Ms. Sen was the Principal of Sen Retail Consulting, advising companies in the retail sector in the areas of merchandising and logistics.

Key Qualifications:

Ms. Sen played key roles in growing BJ’s from an early stage business to a Fortune 500 company. With nearly 30 years of experience in the retail industry, Ms. Sen brings an exceptional leadership record, deep operating experience and financial expertise to the Board.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Paul J. Sullivan Age: 74 Director since: 2012 Committee Membership: • Audit (Chair)

Background:

Mr. Sullivan joined our Board of Directors in November 2012 and is the Chair of our Audit Committee. Mr. Sullivan was a partner at PricewaterhouseCoopers LLP from 1983 until his retirement in July 2009. At PricewaterhouseCoopers LLP, Mr. Sullivan was a member of the Board of Partners, Chair of the Finance Committee, and a member of the Management Evaluation and Compensation, Admissions and Strategy Committees. Mr. Sullivan is a certified public accountant.

Key Qualifications:

Mr. Sullivan possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the election of John J. Mahoney, Laura J. Sen and Paul J. Sullivan.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

The following sets forth the name, age (as of March 24, 2022) and information regarding the business experience and qualifications of each of the directors who will continue in office after the Annual Meeting:

Class I Directors—Terms Expiring at the 2023 Annual Meeting

Ted English Age: 68 Director since: 2016 Committee Membership: • Audit • Compensation

Background:

Mr. English joined our Board of Directors in November 2016 and currently serves on our Audit Committee and Compensation Committee. Mr. English has been the Executive Chairman of the board of directors of Bob’s Discount Furniture since March 2016 and was its Chief Executive Officer from 2006 until his appointment as Executive Chairman. Prior to joining Bob’s Discount Furniture, Mr. English was TJX’s Chief Executive Officer from 2000 (and President from 1999) to 2005. Mr. English was Chairman of The Marmaxx Group between 2000 and 2004, and held various other executive and merchandising positions with TJX from 1983 to 1999. In addition to Burlington Stores, Inc. and Bob’s Discount Furniture, Mr. English serves on the board of directors of Rue Gilt Groupe, an e-commerce destination connecting world-class brands with next generation shoppers. He previously was a director of BJ’s Wholesale Club, Inc. Mr. English also serves on the Board of Trustees of various funds within the multi-affiliate structure of Natixis Global Asset Management, a global asset management firm.

Key Qualifications:

Mr. English’s long career in retail, including off-price retail, has given him broad experience in large retail chain management. Mr. English also has significant leadership experience, including service as the chief executive of both a premier discount home furnishings company and a leading off-price retailer of apparel and home fashions.

Jordan Hitch Age: 55 Director since: 2006 Committee Membership: • Compensation (Chair) • Nominating and Corporate Governance

Background:

Mr. Hitch joined our Board of Directors in April 2006 and currently serves as the Chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Hitch was formerly a Managing Director at Bain Capital, a private investment firm, and left the firm after 18 years in 2015. Mr. Hitch served as a Senior Advisor to Bain Capital following his departure from the firm through the end of 2017. He is currently an active personal investor across a wide range of early stage companies. Mr. Hitch is also a member of the board of directors of Bright Horizons Family Solutions. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries.

Key Qualifications:

Mr. Hitch has substantial experience investing in retail companies and possesses valuable strategic and financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Mary Ann Tocio Age: 73 Director since: 2015 Committee Membership: • Nominating and Corporate Governance (Chair) • Compensation

Background:

Ms. Tocio joined our Board of Directors in December 2015 and currently serves as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. She retired from Bright Horizons Family Solutions, Inc., an employer-sponsored child care provider, in July 2015 after 23 years with that company, most recently as its President and Chief Operating Officer. Prior to Bright Horizons, Ms. Tocio held several positions with Wellesley Medical Management, Inc. (Health Stop), including Senior Vice President of Operations. Ms. Tocio is a member of the board of directors of Bright Horizons and 1Life Healthcare, Inc., and is a Governing Trustee of the Dana Farber Cancer Institute. Ms. Tocio was a member of the board of directors of Mac-Gray Corporation from 2006 to 2013 and a member of the board of directors of Civitas Solutions from 2015 to 2019.

Key Qualifications: Ms. Tocio has significant leadership and operational experience, including expertise managing growing organizations, as well as substantial public company board experience.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Class II Directors—Terms Expiring at the 2024 Annual Meeting

Michael Goodwin Age: 61 Director since: 2020 Committee Membership: • Audit

Background:

Mr. Goodwin joined our Board of Directors in December 2020 and currently serves on our Audit Committee. Mr. Goodwin currently serves as the Senior Vice President and Chief Information Technology Officer of PetSmart Inc. Mr. Goodwin joined PetSmart in June 2014 as senior vice president and chief information officer. Mr. Goodwin has more than 30 years of information technology experience, most recently serving as senior vice president and chief information officer of Technology and Business Enablement at Hallmark. Mr. Goodwin began his career at Hallmark as information technology analyst in 1990 and has held positions of increasing responsibility, including Director of IT Service Delivery, IT Business Development Director of Creative Product Development and Supply Chain Operations, culminating with his promotion to SVP and CIO in 2006 responsible for global IT services. Prior to joining Hallmark Cards, Mr. Goodwin served as an officer in the United States Army.

Key Qualifications:

Mr. Goodwin has more than 30 years of information technology experience in the retail industry. His expertise spans broad IT disciplines, including information systems, development and infrastructure, digital and mobile, omni-channel and data security.

William P. McNamara Age: 71 Director since: 2014 Committee Membership: • Nominating and Corporate Governance

Background:

Mr. McNamara joined our Board of Directors in September 2014 and currently serves on our Nominating and Corporate Governance Committee. Mr. McNamara has over 30 years of retail experience with two prominent department stores, Macy’s/Federated and The May Department Stores Company. Mr. McNamara began his career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization. In 1998, Mr. McNamara was promoted to President of the May Merchandising Company to lead all brand merchandising and product development. In 2000, he was promoted to Vice Chairman of May Department Stores Company where he had direct responsibility for all of its department store divisions. In 2005, upon completion of the merger between Federated and May, he became Chairman and Chief Executive Officer of the company’s Midwest division. In 2008, Mr. McNamara became President of Macy’s Reinvent Strategies and served in that capacity until his retirement in 2009.

Key Qualifications: Mr. McNamara’s long career in retail has given him broad experience in large retail chain management, including merchandising and product development.

Burlington Stores, Inc. 2022 Proxy Statement	|	17

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Michael O’Sullivan Age: 58 Director since: 2019 Committee Membership: • None

Background:

Mr. O’Sullivan joined Burlington as our Chief Executive Officer in September 2019. Mr. O’Sullivan came to Burlington from Ross Stores, an off-price retailer, where he worked for 16 years, rising to become their President and Chief Operating Officer in 2009. While at Ross, Mr. O’Sullivan played a leading role in managing major functional areas such as Stores, Loss Prevention, Supply Chain, Finance, IT, Human Resources, Merchandise Allocations, Merchant Support, and Marketing. Mr. O’Sullivan also served on Ross’s board of directors from 2014 to April 2019. Prior to working at Ross, Mr. O’Sullivan was a Partner at Bain & Company from 1991 to 2003. At Bain, Mr. O’Sullivan worked with companies in the retail industry on business strategy and performance improvement.

Key Qualifications:

Mr. O’Sullivan’s day-to-day leadership and experience as our CEO, as well as his extensive experience in the off-price retail sector, gives him unique insights into our opportunities, challenges and operations.

Jessica Rodriguez Age: 49 Director since: 2018 Committee Membership: • Nominating and Corporate Governance

Background:

Ms. Rodriguez joined our Board of Directors in October 2018 and currently serves on our Nominating and Corporate Governance Committee. Ms. Rodriguez served as Chief Marketing Officer and President of Entertainment of UCI Networks, the leading media company serving Hispanic America, from August 2019 through her departure in March 2022. Prior to that, Ms. Rodriguez served as President and Chief Operating Officer of UCI Networks from January 2018 through July 2019. From 2014 through January 2018, Ms. Rodriguez served as Chief Marketing Officer for Univision Communications Inc. (UCI). Ms. Rodriguez oversaw the daily operations of UCI’s television networks and oversaw all marketing for the company and all entertainment development, live events, scheduling and acquisitions for Univision’s portfolio of television and cable networks. Ms. Rodriguez also oversaw consumer branding and messaging, corporate marketing, branding initiatives and campaigns, and branding research analytics, among other functions. Prior to these roles at Univision, Ms. Rodriguez served as Executive Vice President of Program Scheduling & Promotions Officer from 2012 through 2014 and as Senior Vice President of Cable Networks from 2011 through 2012. Ms. Rodriguez served in various other positions with Univision from 2001 through 2011.

Key Qualifications: Ms. Rodriguez has extensive operational and marketing experience, and brings a deep understanding of the needs of consumers.

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Information About Our Executive Officers

Set forth below is the name, age (as of March 24, 2022) and certain information regarding each of our executive officers, other than Mr. O’Sullivan, whose biographical information is presented above.

Jennifer Vecchio Group President and Chief Merchandising Officer

Ms. Vecchio, 56, has served as our Group President and Chief Merchandising Officer since July 2021. Prior to her promotion to this role, Ms. Vecchio served as our President and Chief Merchandising Officer from April 2019 through July 2021 and as our Chief Merchandising Officer/Principal from January 2017 through April 2019. From the commencement of her employment with us in May 2015 through January 2017, Ms. Vecchio served as our Executive Vice President and Chief Merchandising Officer. From January 2014 to May 2015, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising—Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

Travis Marquette President and Chief Operating Officer

Mr. Marquette, 50, has served as our President and Chief Operating Officer since October 2021. Before joining Burlington, Mr. Marquette served as the Executive Vice President and Chief Financial Officer of Ross Stores from March 2021 through his resignation in July 2021. Prior to that, he was Ross Stores’ Group Senior Vice President and Chief Financial Officer from 2019 to 2021, Group Senior Vice President and Deputy Chief Financial Officer from 2018 to 2019, and Senior Vice President, Finance from 2017 to 2018. He was also Senior Vice President, Store Operations from 2015 to 2017, Group Vice President, Store Operations from 2013 to 2015, and Vice President, Store Operations Finance from 2009 to 2013. Prior to joining Ross in 2008 as Director, Strategic Planning, Mr. Marquette held various consulting and management roles over a 12-year period with Bain & Company, Carter’s Inc., and PricewaterhouseCoopers.

John Crimmins Executive Vice President and Chief Financial Officer

Mr. Crimmins, 65, became our Chief Financial Officer in October 2019 after serving in that capacity on an interim basis since September 2019. Prior to this role, Mr. Crimmins was our Executive Vice President, Finance. Mr. Crimmins first came to Burlington in 2011 as our Senior Vice President, Finance, Chief Accounting Officer. Prior to joining Burlington, he worked at Timberland from 2002 to 2009. Mr. Crimmins initially served as Timberland’s Chief Accounting Officer until 2007 when he became Chief Financial Officer. Prior to 2002, Mr. Crimmins served in various financial management positions including several years at Reed Business Information.

Michael Allison Executive Vice President & Chief Human Resources Officer

Mr. Allison, 64, has served as our Executive Vice President & Chief Human Resources Officer since April 2021. Before joining Burlington, Mr. Allison operated Allison Consulting Services, LLC, a firm that he founded in 2018 to provide talent management, coaching, compensation, benefits, and organizational design consulting services. Prior to that role, Mr. Allison served as Executive Vice President and Chief Administrative Officer at Office Depot from March 2017 through October 2017. Mr. Allison served as Office Depot’s Executive Vice President and Chief People Officer from December 2013 through March 2017 and served as Executive Vice President, Human Resources from July 2011 until December 2013. Mr. Allison joined Office Depot in September 2006 as Vice President, Human Resources. Prior to joining Office Depot, Mr. Allison served as Executive Vice President of Human Resources for Victoria’s Secret Direct from February 2001 to September 2005. Prior to Victoria’s Secret, Mr. Allison was Senior Vice President of Human Resources for Bank One, and Senior Vice President and Director of Human Resources for National City Bank.

Burlington Stores, Inc. 2022 Proxy Statement	|	19

Corporate Governance

The Board is committed to strong corporate governance because it promotes the long-term interests of stockholders, enhances Board and management accountability and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy and risk management. The Board and its committees review our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Below is an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. The Guidelines cover matters including selection and composition of the Board; criteria for director independence; director compensation and performance evaluations; the operation, structure and meetings of the Board and the committees of the Board; and other matters relating to our corporate governance. The Guidelines also describe the Company’s stock ownership guidelines and compensation clawback policy. The Guidelines are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The information contained on our website does not constitute a part of this Proxy Statement.

Majority Vote Standard for Election of Directors

The Amended Bylaws require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote in the election of such director, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. A plurality voting standard remains applicable to any contested election. A “contested election” is one in which (i) our General Counsel and Corporate Secretary received notice that a stockholder has nominated or intends to nominate a person for election to the Board pursuant to the requirements of the Amended Bylaws and (ii) such nomination was not withdrawn by the stockholder on or prior to the tenth day before the mailing of the notice of the meeting. The Guidelines require that, following any election of directors other than a contested election of directors, any incumbent director who was a nominee and who did not receive a majority of the votes cast by the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors must promptly tender his or her offer of resignation to the Board for consideration by the Board.

The Guidelines further provide that a recommendation on whether or not to accept such a resignation offer will then be made by the Nominating and Corporate Governance Committee or, if each member of the Nominating and Corporate Governance Committee did not receive the required majority vote or the Nominating and Corporate Governance Committee is otherwise unable to act, a majority of the Board will appoint a special committee of independent directors for the purpose of making a recommendation to the Board (the committee with authority to act is referred to as “Nominating Committee”). If no independent directors received the required majority vote, the Guidelines require that the Board act on the resignation offer. Within 60 days following certification of the stockholder vote, the Nominating Committee will consider the resignation offer and recommend to the Board the action to be taken. Absent a compelling reason for the director to remain on the Board, as determined by the Board in its business judgment, the Board will accept the resignation offer. Any director who tenders his or her resignation will not participate in the Nominating Committee recommendation or Board action regarding whether to accept the resignation offer. The Board will determine whether to accept the

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CORPORATE GOVERNANCE

resignation offer and publicly disclose the decision and the reasons for the decision, by a press release, a filing with the SEC or other broadly disseminated means of communication, within 90 days following certification of the stockholder vote.

Board Leadership Structure

John Mahoney has served as Chairman of the Board since February 2020. The Board believes that having an independent Chairman allows our Chief Executive Officer to focus on the operations of our business while the independent Chairman focuses on leading the Board in its responsibilities.

Under the Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination is made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Chairman is not an independent director, the Guidelines provide that the Board will appoint an independent director to serve in a lead capacity (the “Lead Independent Director”), with clearly delineated duties set forth in the Guidelines.

Mr. Mahoney served as the Lead Independent Director from March 2016 until his appointment as Chairman in February 2020. As Mr. Mahoney is an independent director, the Board does not currently have a Lead Independent Director.

Pursuant to our Amended Bylaws, the Chairman of the Board will preside at all meetings of the Board at which he or she is present and will have such powers and perform such duties as the Board of Directors may from time to time prescribe.

The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will regularly assess its leadership structure to determine the leadership structure that is the most appropriate for the Company at the time.

Board’s Role in Risk Oversight

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for oversight of our risk assessment and management process. The Audit Committee reviews periodic assessments from the Company’s ongoing enterprise risk management process that is designed to identify potential events that may affect the achievement of the Company’s objectives or have a material adverse effect on the Company. In addition, the head of the Company’s internal audit function regularly reports to the Audit Committee. The head of the internal audit function, the Chief Financial Officer and representatives from Deloitte & Touche LLP, our independent registered certified public accounting firm, regularly meet in private sessions with the Audit Committee.

Our management team is responsible for day-to-day risk management. This includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, reputational, financial, operational, legal, compliance and reporting levels.

Our Board committees also consider and address risk as they perform their respective committee responsibilities. For example, the Compensation Committee considers the risks to our business associated with our compensation policies and practices. Additionally, the Audit Committee considers, among other risks, financial risk exposures, financial reporting, internal controls and internal information systems, and those risks related to legal and compliance matters, information security and technology, as further discussed below. The Nominating and Corporate Governance Committee considers risks related to the Company’s overall corporate governance profile and processes and provides oversight of ESG matters, as further discussed below.

All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. The Board believes that the work undertaken by the committees of the Board, together with the work of the Company’s management team, enables the Board of Directors to effectively oversee the Company’s management of risk.

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CORPORATE GOVERNANCE

Risk Oversight During the COVID-19 Pandemic

Our Board, as well as our Board committees, as appropriate, continue to oversee the risk landscape associated with the COVID-19 pandemic. Over the course of the pandemic, management has regularly updated our directors on the pandemic’s impacts to our business and the strategic, operational and financial risks associated with the pandemic, and the Board has worked with management to develop risk mitigation strategies and plans to position the Company to successfully emerge from the pandemic. Discussions with our directors have included, among other topics, liquidity and financing needs; business continuity; associate health and safety; demand for our merchandise offerings; technology and cybersecurity issues; and executive compensation program adjustments. Management continues to report to the Board on its response to the pandemic and will identify new risks as they may arise in light of the continuing effects of the pandemic.

Cybersecurity Risk Oversight

The Audit Committee oversees the overall review of our policies and procedures with respect to risk assessment and risk management, and has oversight of information technology and security matters, which includes cybersecurity strategies and risks, as well as data privacy and data protection (“Information Security”). On a quarterly basis, the Company’s Chief Information Officer reports to the Audit Committee on the Information Security program, including recent cybersecurity-related developments, strategic activities, and the execution of our company-wide cybersecurity awareness training. Ongoing internal and external cybersecurity assessments are conducted, which include the evaluation of certain tools, procedures, and policies to measure the program’s overall maturity based on the NIST Framework.

ESG Risk Oversight

The Nominating and Corporate Governance Committee has oversight of ESG matters, including legislative and regulatory developments and other trends, issues and concerns, that could significantly affect the public affairs of the Company. See Culture and Corporate Social Responsibility below for more information regarding our corporate social responsibility efforts including focus areas covering ESG issues of greatest importance to our business and stakeholders.

Strategic Planning

Our Board has significant oversight of our corporate strategy and long-range operating plans. Acting as a full Board and through each independent Board committee, the Board is fully engaged in the Company’s strategic planning process. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. Management develops and prioritizes strategic plans, which are then reviewed with the Board along with the Company’s challenges, industry dynamics and other factors.

Management provides the Board with updates throughout the year regarding the implementation and results of the Company’s strategic plans, as well as frequent updates regarding the Company’s financial performance. In addition, our CEO communicates regularly with the Board on important business opportunities and developments. As a result, the Board has substantial oversight of the development and implementation of the Company’s strategic plans, and the Board is able to effectively monitor the Company’s progress with respect to the strategic goals and objectives.

Independent Directors

Under the Guidelines, our Board will determine the independence of a director according to the definitions of “independent director” included in the pertinent listing standards of the NYSE and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, as well as any member of his or her immediate family, with the

Company and makes an affirmative determination whether or not such director or nominee is independent.

Under the standards set forth in the NYSE’s Listed Company Manual, the Board must affirmatively determine that a director does not have any material

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CORPORATE GOVERNANCE

relationship with the Company in order for such director to be deemed “independent.” Moreover, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The Board has affirmatively determined that (i) each of our directors other than Mr. O’Sullivan, our CEO, is independent under the criteria established by the NYSE for director independence; (ii) Ms. Sen and Messrs. Sullivan, English and Goodwin meet the additional independence requirements of the NYSE and the SEC applicable to Audit Committee members; and (iii) Ms. Tocio and Messrs. Hitch and English meet the additional independence requirements of the NYSE and the SEC applicable to Compensation Committee members. In making its determination with respect to Ms. Rodriguez, the Board considered her position with Univision Communications Inc., as we have advertised on Univision for many years. After reviewing the transactions and our business relationship with Univision, the Board determined that Ms. Rodriguez did not have a direct or indirect material interest in the transactions and that our business relationship with Univision (which predates Ms. Rodriguez’s election to the Board) did not impair her independence.

Meeting Attendance

During fiscal 2021, the Board held four meetings. Each director attended 100% of the meetings of the Board and of the committees of which such director was a member during this period.

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CORPORATE GOVERNANCE

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors attended our 2021 Annual Meeting of Stockholders.

Executive Sessions

Our independent directors meet in separate executive sessions without management during regularly scheduled Board meetings to review matters concerning the relationship of the Board with management and such other matters as deemed appropriate. The independent Chairman or the Lead Independent Director, as applicable, presides over executive sessions of the independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors as a group or specified individual directors by writing to such individual or group care of our General Counsel and Corporate Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Our General Counsel and Corporate Secretary will forward all correspondence to the relevant group or individual.

In addition, the Audit Committee has adopted a policy to ensure that procedures are in place for the receipt, retention and treatment of complaints or concerns regarding accounting, financial reporting, internal accounting controls or auditing matters of the Company, and complaints regarding these matters may be submitted to our Legal Department by email (BSIsubmissions@burlington.com) or by writing care of our General Counsel and Corporate Secretary at the address set forth in the immediately preceding paragraph. Complaints may also be submitted confidentially and anonymously by contacting our ethics and compliance hotline, which is maintained by an independent third party service provider.

Stock Ownership Guidelines

We have a long-standing approach of compensating our executives, as well as our non-employee directors, in part with stock awards. We believe that retention of a meaningful amount of the Company’s stock encourages a long-term perspective and further aligns the interests of these individuals with those of our stockholders.

Accordingly, the Compensation Committee has adopted stock ownership guidelines providing that (i) the CEO should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary; (ii) the Company’s executive officers and the remaining members of the Company’s executive leadership team (excluding the CEO) should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary; and (iii) non-employee directors should own shares of our common stock with a value equal to or exceeding four times the annual base cash retainer paid to non-employee directors.

Stock ownership includes shares owned directly or held in trust by the individual, shares subject to unvested service-based restricted stock and restricted stock unit awards, and shares representing the in-the-money value of any outstanding stock options. Stock ownership under the guidelines does not include shares that an individual has the right to acquire through unvested performance-based restricted stock unit awards.

Until the required ownership level is reached, all individuals subject to the stock ownership guidelines will be required to retain 50% of the shares of common stock underlying equity grants received from us after giving effect to any tax withholding obligations arising from the vesting or exercise of such grants.

As of the end of fiscal 2021, each continuing NEO and non-employee director owned shares in excess of the applicable guideline or was in compliance with the retention requirement described above.

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CORPORATE GOVERNANCE

Director Orientation

Director education about the Company and our industry is an ongoing process, which begins when a director joins the Board. Upon joining the Board, new directors are provided with an orientation about the Company, including our business, strategy and governance. During the orientation process, new directors have a series of meetings with executives responsible for each of our business units to develop relationships and gain an understanding of the Company’s operations, strategies, challenges and opportunities. Based on input from our directors, we believe that the orientation process provides new directors with a strong foundation in our business and accelerates their ability to fully engage in Board deliberations.

Board and Committee Evaluations

The Guidelines provide that the Board and each of its committees should conduct an annual self-evaluation of its overall performance and effectiveness. As part of this process, which is overseen by the Nominating and Corporate Governance Committee, each director completes, on an annual basis, detailed questionnaires relating to the Board and individual directors, as well as any committees on which he or she serves. The questionnaires seek answers to questions based on numerical ratings and also seek qualitative comments on each question and any other general comments.

The results of the assessments are compiled anonymously, and the average numerical response and any qualitative responses to each question are reviewed by the Nominating and Corporate Governance Committee (as it relates to the Board, individual directors and all committees) and each other committee (as it relates to such committee). Matters requiring follow-up are addressed by the independent Chairman or Lead Independent Director (as applicable), the Chair of the Nominating and Corporate Governance Committee or the Chair of the Audit or Compensation Committee, as appropriate.

Selecting Nominees to the Board of Directors

Identification of Director Nominees

The Board is responsible for nominating candidates for election as directors by our stockholders and filling vacancies on the Board, in each case based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board elects to increase the size of the Board by adding a new member, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in the Guidelines, it is the policy of our Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. It is also the policy of the Board that the composition of the Board and its committees adheres to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

Diversity and Board Tenure

The Company is committed to creating a diverse and inclusive work environment where everyone is respected and valued. A workforce that understands our diverse customer base helps ensure that our products and message are relevant in every community where we do business. Similarly, the Board is committed to a diversified membership, in terms of both the individuals involved as well as their various experiences and areas of expertise. In connection with the selection of nominees for director, the Nominating and Corporate Governance Committee strives to

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CORPORATE GOVERNANCE

identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds (including any diverse qualities or attributes that are self-identified by the applicable candidate, such as gender, race and ethnicity) would preserve and enhance the inclusive environment in which the Board currently functions.

The Board also aims to maintain an appropriate balance of tenure across our directors. The charts below reflect the gender composition, diversity and board tenure of our directors.

Consideration of Skills and Expertise

Below we identify and describe the key skills and expertise that the Nominating and Corporate Governance Committee considers in concluding a director is qualified to serve on the Board. The Nominating and Corporate Governance Committee considers the skills and expertise of directors and director nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The experiences, qualifications, attributes and skills that the Board considered in the nomination of our directors are reflected in their individual biographies beginning on page 13.

•	Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide us with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

•	Broad-Based Business Expertise: Such expertise provides a depth of experience from which to draw on in evaluating issues, deliberating, decision-making, and making business judgments.

•	Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions, and ensure the effective oversight of our financial measures and internal control processes.

•	Industry Experience: Industry experience gives directors a practical understanding of developing, implementing, and assessing our merchandising and customer engagement strategies.

•	Real Estate Experience: Given our physical footprint, directors with real estate experience can provide insight on new opportunities and managing our existing locations.

•

Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide us with valuable insights. They understand consumer needs and are

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CORPORATE GOVERNANCE

experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media, and identifying potential changes in consumer trends and buying habits.

•	Information Technology and Security Experience: This experience is relevant given the importance of technology to the retail marketplace and the importance of protecting both our and our customers’ information.

•	Supply Chain Experience: Directors with expertise in logistics and the management of relationships with suppliers provide important perspectives on achieving efficient operations and building partnerships to support growth.

•	Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

•	Business Development / Mergers and Acquisitions Experience: This experience is important because it helps in assessing potential growth opportunities.

Collectively, the composition of our Board reflects a wide range of viewpoints, backgrounds and experience.

Outside Board Policy

Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending Board and committee meetings. In this respect, the number of other public company boards our directors may join are generally limited to ensure that a director is not “over-

boarded.” The Guidelines provide that directors who are named executive officers should not serve on the boards of more than one other public company. In addition, the Board believes that no director should serve on more than three other boards of public companies in addition to our Board.

Director Candidates Recommended by Stockholders

The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors.

Board Refreshment

The Board and the Nominating and Corporate Governance Committee frequently assess the composition of the Board and seek to strike a balance between the knowledge and understanding of our business that comes from longer-term service on the Board with the fresh ideas and perspective that can come from adding new members. The Board has determined that neither director term limits nor a mandatory retirement age is required to strike this balance.

While term limits or a mandatory retirement age could help ensure that there are new viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into us and our operations, and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits or a mandatory retirement age, the Board believes it can continue to evolve and adopt new viewpoints through the annual evaluation process and the process for nominating director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when determining the appropriate slate of candidates to recommend for nomination.

The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time. Recent additions to the Board include Michael Goodwin in December 2020, Michael O’Sullivan in September 2019, Jessica Rodriguez in October 2018 and Laura J. Sen in June 2018. Currently, six of our directors have served for less than seven years.

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CORPORATE GOVERNANCE

Code of Conduct and Code of Ethics

We have adopted a written code of conduct (the “Code of Conduct”), which applies to all of our directors, officers and other associates, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Conduct establishes policies and practices that address many issues, including the health, wellness and safety of our associates; unacceptable workplace conduct and harassment and discrimination; business ethics; product safety; and compliance with anti-bribery laws. As set forth in the Code of Conduct, we will not tolerate any retaliation against one of our associates who, in good faith, asks questions, makes reports of possible violations of the Code of Conduct or Company policies or assists in an investigation of suspected wrongdoing. To the greatest extent possible, all reports are responded to in a way that protects the privacy of everyone involved.

In addition to the Code of Conduct, we have also adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the

“Code of Ethics”). Copies of each code are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

We will provide any person, without charge, upon request, a copy of our Code of Conduct or Code of Ethics. Such requests should be made in writing to the attention of our General Counsel and Corporate Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct or the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.”

Culture and Corporate Social Responsibility

Culture

At Burlington, we have a shared commitment to behaving and conducting our business ethically and with integrity. We live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community. The way we do business is equally as important as the results we achieve. We have a shared commitment to conduct business ethically, and treat customers, business partners, and each other with trust and respect.

•	Building Strong Teams and Partnerships through collaborative work. Through collaborative teamwork, we solve complex business challenges together.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well. We hold ourselves and each other accountable for our business success and have a shared sense of ownership to achieve our Company goals.

Adherence to our Core Values is part of the annual performance evaluation for all associates.

With our Core Values vital to our efforts, we strive to cultivate an environment where every associate feels valued, respected, and included. Associates are given an opportunity to share their perspectives by participating in our annual associate engagement survey, which we have conducted since 2011. This is an important activity in our organization as it provides valuable feedback and helps us understand where we are succeeding and where we have opportunities to improve. The results of the annual survey are reviewed with our Board.

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CORPORATE GOVERNANCE

Corporate Social Responsibility

Our commitment to corporate social responsibility is outlined in the “Corporate Social Responsibility” section of the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com. Included in this section of the website is our annual Corporate Social Responsibility report (covering fiscal 2020), which highlights our corporate social responsibility efforts including focus areas covering ESG issues of greatest importance to our business and stakeholders. Our corporate social responsibility efforts, which our Nominating and Corporate Governance Committee oversees, are reflected across the following five pillars:

Our Associates. Attracting, developing, and retaining top talent is one of Burlington’s primary growth strategies because we know that our success depends on cultivating an engaged and motivated workforce. Our goal is to create an environment where associates are focused on driving results and everyone feels welcome and empowered to build a career.	Our Community. Burlington is a caring company that gives back to its local and global community through established philanthropic programs that reflect the values of our team and rapid response efforts to unexpected disasters.

Our Environment. We understand that a successful business is one that manages its impacts and acts as a responsible steward of the environment. Today’s environmental challenges—from climate change to pollution to resource scarcity—mean that all companies should prioritize sustainability, and at Burlington, we are doing our part.	Our Supply Chain. Our commitment to ESG issues extends beyond our direct operations, as we factor ESG considerations into our global supply chain. Issues such as human rights, environmental impacts and responsible sourcing all inform how we manage the suppliers we use to stock our facilities and stores.

Our Governance and Ethics. Having a strong standard of ethical business practices and governance systems is key to our success as a business. These standards serve as a foundation for all of Burlington’s operations, from how risk is managed, to how associates treat one another, to accountability structures within the top levels of the organization.

Spotlight on Diversity, Equity, and Inclusion

As we continue to grow, innovate, and thrive, we are integrating diversity, equity, and inclusion (“DEI”) best practices across the entire spectrum of business functions. In fiscal 2021, we developed a new DEI strategy and governance framework to support this effort. Our DEI strategy consists of five pillars that support all areas of the business:

•  Leadership & Workforce Diversity

•  Inclusive & Equitable Environments for Associates and Customers

•  Enhanced Education & Awareness

•  Product, Vendor & Supplier Diversity

•  Community Advocacy

Further evidencing our commitment to advancing DEI, we welcomed three new DEI leaders since the beginning of fiscal 2021 who will oversee our ongoing efforts. The DEI team will be further supported by an enhanced governance structure consisting of additional DEI counsels to support corporate, merchandising, distribution centers, and field/store operations, along with expanded Associate Resource Groups, which will give associates more ways to participate in DEI efforts as members of an associate-led community.

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Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board is responsible for the appointment of committee members and committee chairs, taking into account the preferences of individual members and the recommendations of the Nominating and Corporate Governance Committee and of the Chairman. Pursuant to the Guidelines, the Board considers the rotation of committee membership and chairs at appropriate intervals, although the Board does not believe that rotation should be mandated as a policy.

Each standing committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Governance—Governance Overview.” The members of each standing committee, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ted English	●	●

Michael Goodwin	●

Jordan Hitch		Chair	●

William P. McNamara			●

Jessica Rodriguez			●

Laura J. Sen	●

Paul J. Sullivan	Chair

Mary Ann Tocio		●	Chair

Audit Committee

The purpose of the Audit Committee, as set forth in the Audit Committee charter, is primarily to assist the Board in fulfilling its oversight responsibility relating to:

•  the integrity of the Company’s financial statements and its financial reporting process;

•  the systems of internal accounting and financial controls;

•  the performance of the Company’s internal audit function and independent auditor;

•  the independent auditor’s qualifications and independence; and

•  the Company’s compliance with legal and regulatory requirements.

The Audit Committee additionally provides oversight of the Company’s ethics and compliance program.

Each of Mr. Sullivan, Mr. English and Ms. Sen has been determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act, and each member of the Audit Committee meets the requirements for financial literacy under applicable rules and regulations.

Number of Meetings held in fiscal 2021: 8 Members: Paul J. Sullivan (Chair) Ted English Michael Goodwin Laura J. Sen

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BOARD COMMITTEES

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are to:

•  review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance according to these goals and objectives and determine and approve the CEO’s compensation based on this evaluation;

•  approve total compensation for executive vice presidents and officers above that level, including oversight of all related executive benefit plans;

•  recommend to the Board for approval total compensation for the members of the Board;

•  oversee the Company’s general incentive compensation plans and equity-based plans; and

•  produce a compensation committee report on executive compensation, as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the section below entitled “Compensation Discussion and Analysis.”

Number of Meetings held in fiscal 2021: 5 Members: Jordan Hitch (Chair) Ted English Mary Ann Tocio

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•  develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board such individuals as nominees to the Board for its approval;

•  oversee evaluations of the Board and the Board committees; and

•  oversee matters of corporate governance.

Number of Meetings held in fiscal 2021: 4 Members: Mary Ann Tocio (Chair) Jordan Hitch William P. McNamara Jessica Rodriguez

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Director Compensation

Compensation Philosophy

The Compensation Committee reviews director compensation at least annually and recommends any changes to the Board for approval. The Compensation Committee assesses director compensation to align with Board and committee requirements and for market competitiveness against the Company’s compensation peer group as described on page 49. In making these assessments, the Compensation Committee reviews analyses prepared by Meridian Compensation Partners LLC (“Meridian”), the Compensation Committee’s independent consultant.

Burlington’s philosophy on compensating its independent, non-management directors is to use a mix of cash and equity that will align the interests of our directors with the long-term interests of our stockholders and compensate our directors fairly and competitively for the obligations and responsibilities of serving on the Board. To implement this philosophy, we target a split between cash and equity, with total target compensation at or near the peer group median.

Directors who are Company associates do not receive directors’ fees or equity grants based on their Board service. Accordingly, Mr. O’Sullivan does not receive any compensation for his service on the Board. Compensation provided to Mr. O’Sullivan in his capacity as an executive officer is provided in the Fiscal 2021 Summary Compensation Table. Our independent, non-management directors receive compensation for his or her services as described below. All directors are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. No perquisites are provided to our independent, non-management directors.

Annual Cash Retainers

For fiscal 2021, independent, non-management directors received the following cash retainers, which did not change as compared to fiscal 2020:

•	A base cash retainer of $80,000;

•	An additional cash retainer of $25,000 for the Chair of the Audit Committee;

•	An additional cash retainer of $20,000 for the Chair of the Compensation Committee;
•	An additional cash retainer of $15,000 for the Chair of the Nominating and Corporate Governance Committee;

•	An additional cash retainer of $10,000 for non-Chair members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee;

•	An additional cash retainer of $30,000 for the then-serving Lead Independent Director, if any; and

•	An additional cash retainer of $150,000 for the then-serving independent Chairman of the Board, if any.

Cash retainers are payable in equal quarterly installments and pro-rated for partial quarters. Our directors do not receive any meeting fees.

Stock Awards

The Board believes that director stock ownership is a mark of strong corporate governance and provides greater alignment of interests between directors and stockholders. Accordingly, the compensation plan adopted by the Board for independent, non-management directors provides a majority of each such director’s annual compensation in Burlington stock. For fiscal 2021, each independent, non-management director then in office received a grant of restricted stock units (“RSUs”) with a market value at the time of grant of $150,000, made following the Company’s 2021 Annual Meeting of Stockholders in May 2021. The annual grant value did not change as compared to the fiscal 2020 annual equity grant to our independent, non-management directors. The fiscal 2021 RSUs are scheduled to vest on May 20, 2022, subject to the director’s continued service on the Board through such date.

If a director’s service on the Board terminates prior to the full vesting of an RSU award by reason of the director’s death or retirement, such director will become fully vested upon death or on a pro-rata basis as of the date of retirement. Vesting of RSUs does not accelerate by reason of a change in control; provided, however, that 100% of such RSUs will vest if the recipient ceases to serve as a director following such change in control and prior to the vesting date. Directors are not entitled to any privileges of ownership with respect to the shares subject to RSU awards (including, without limitation, voting rights or the right to receive dividends) unless and until, and only to the extent, such shares become vested.

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DIRECTOR COMPENSATION

Fiscal 2021 Director Compensation

The table below summarizes the compensation paid to our independent, non-management directors for fiscal 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ted English	100,000	149,791	—	—	—	—	249,791

Michael Goodwin	90,000	149,791	—	—	—	—	239,791

Jordan Hitch	110,000	149,791	—	—	—	—	259,791

John J. Mahoney	230,000	149,791	—	—	—	—	379,791

William P. McNamara	90,000	149,791	—	—	—	—	239,791

Jessica Rodriguez	90,000	149,791	—	—	—	—	239,791

Laura J. Sen	90,000	149,791	—	—	—	—	239,791

Paul J. Sullivan	105,000	149,791	—	—	—	—	254,791

Mary Ann Tocio	105,000	149,791	—	—	—	—	254,791

(1)

Represents each director’s annual fee as compensation for services as a director and each director’s annual fee as compensation for such director’s services as Chairman of the Board or as a committee member or chair, as applicable.

(2)

Amounts shown represent the aggregate grant date fair value of the fiscal 2021 RSU awards. The amounts shown were calculated in accordance with FASB ASC Topic 718. On May 20, 2021, the first business day following our 2021 Annual Meeting of Stockholders, each non-management director then in office was granted an award of 466 RSUs pursuant to the 2013 Incentive Plan. The RSUs granted to each director have a grant date fair value of $321.44 per unit, such amount representing the closing price of our common stock on the grant date in accordance with the terms of the 2013 Incentive Plan. As of January 29, 2022, each independent, non-management director had 466 unvested RSUs outstanding.

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Proposal No. 2 — Ratification of Independent Registered Certified Public Accounting Firm

General

As described in its charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee.

As part of its auditor engagement process, the Audit Committee periodically considers whether to rotate its registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) has been the independent registered certified accounting firm of the Company since 1983. For fiscal 2022, the Audit Committee has again selected Deloitte as the Company’s independent registered certified public accounting firm to audit our financial statements. Deloitte rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

In engaging Deloitte for fiscal 2022, the Audit Committee conducted an evaluation and selection process that included consideration of the following:

•	Deloitte’s performance during fiscal 2021 and in previous fiscal years, including the quality of Deloitte’s services, the sufficiency of Deloitte’s resources, Deloitte’s communications skills and Deloitte’s independence and objectivity;

•	Management’s assessment of the services Deloitte provided in fiscal 2021;

•	Deloitte’s tenure as the Company’s independent registered public accounting firm and its related depth of understanding the Company’s business, operations and systems, as well as accounting policies and practices;

•	Deloitte’s approach and plan for the audit of our financial statements and the effectiveness of our internal control over financial reporting;

•	Deloitte’s expertise and experience in the retail industry;
•	The experience, professional qualifications and education of the Deloitte engagement team;

•	A review of Deloitte’s independence program and the processes it uses to maintain independence;

•	The scope of Deloitte’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and Deloitte’s peers;

•	A review of Deloitte’s recent legal or regulatory issues that may impact its ability to provide services to us;

•	The appropriateness of Deloitte’s fees for its professional services; and

•	The relative benefits, challenges, overall advisability and potential impact of selecting a different registered public accounting firm.

After thoroughly considering the criteria set forth above, the Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered certified public accounting firm is in the best interests of the Company and its stockholders. Although not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of Deloitte’s appointment. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

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PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Deloitte, our independent registered certified public accounting firm, during fiscal 2021 and fiscal 2020:

	2021	2020
Audit Fees (1)	$1,405,638	$1,633,485
Audit-Related Fees	—	—
Tax Fees (2)	$97,128	$278,406
All Other Fees	—	—
Total	$1,502,766	$1,911,891

(1)

Audit Fees—represents fees associated with the audit of the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K and the review of the Company’s quarterly Condensed Consolidated Financial Statements included in its Quarterly Reports on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), debt offerings and statutory audits.

(2)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting/advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services. The Audit Committee has pre-approved up to $100,000 in services provided by Deloitte for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve Deloitte’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by Deloitte and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of Deloitte. All services provided by Deloitte during fiscal 2021 and fiscal 2020 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors and the Audit Committee

The Board of Directors and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte to serve as our independent registered certified public accounting firm for the fiscal year ending January 28, 2023.

Burlington Stores, Inc. 2022 Proxy Statement	|	35

Audit Committee Report

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP (“Deloitte”) the audited consolidated financial statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2021 fiscal year. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for fiscal 2021 for filing with the SEC.

Submitted by the Audit Committee

Paul J. Sullivan, Chair

Ted English

Michael Goodwin

Laura J. Sen

The preceding Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

36	|	Burlington Stores, Inc. 2022 Proxy Statement

Proposal No. 3 — Advisory Vote on Executive Compensation

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. This vote is commonly referred to as a “say-on-pay” vote.

Under the Exchange Act, stockholders must have the opportunity to cast an advisory vote on whether the “say-on-pay” vote should be held every year, every other year, or every three years (or to abstain). We last held an advisory vote at our 2020 Annual Meeting of Stockholders to determine the frequency of holding future say-on-pay votes. In accordance with the advisory vote of our stockholders at that meeting, the Board determined that we will hold a say-on-pay vote every year until the next required frequency vote is held at our 2026 Annual Meeting of Stockholders.

The Compensation Discussion and Analysis beginning on page 41 and the compensation tables and narrative discussion beginning on page 63 of this Proxy Statement describe our executive compensation program and the compensation of our NEOs for fiscal 2021. The Board is asking our stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

The Compensation Committee regularly reviews our executive compensation program to evaluate whether compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say-on-pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As noted on page 46 in the Compensation Discussion and Analysis, the Compensation Committee considered our 2021 vote results, in which 95.6% of votes cast were in favor of the compensation of the Company’s NEOs, and we engaged a number of our stockholders to seek feedback regarding our executive compensation and corporate governance programs.

The advisory vote serves as an additional tool to guide the Compensation Committee and the Board in designing an executive compensation program (i) to further align our executive officers’ interests with the interests of the Company and our stockholders, and (ii) that is consistent with our commitment to strong corporate governance.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

Burlington Stores, Inc. 2022 Proxy Statement	|	37

Ownership of Securities

The following table describes the beneficial ownership of the Company’s common stock as of March 24, 2022, unless otherwise noted, by each person known to us to beneficially own more than 5% of the Company’s common stock, each director, each named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 66,099,318 shares of our common stock outstanding as of March 24, 2022.

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
T. Rowe Price Associates, Inc. (2)	8,439,542	12.8%
The Vanguard Group (3)	5,851,868	8.9%
Michael O’Sullivan (4)	187,974	*
John Crimmins (5)	36,019	*
Jennifer Vecchio (6)	100,946	*
Travis Marquette (7)	14,139	*
Michael Allison (8)	618	*
Mike Metheny (9)	16,786	*
Fred Hand (10)	59,358	*
Ted English (11)	5,640	*
Michael Goodwin (11)	784	*
Jordan Hitch (11)	8,078	*
John J. Mahoney (11)	12,582	*
William P. McNamara (11)	8,654	*
Jessica Rodriguez (11)	2,759	*
Laura J. Sen (11)	3,051	*
Paul J. Sullivan (11)	6,323	*
Mary Ann Tocio (11)	8,652	*
Executive Officers and Directors as a Group (14 persons) (12)	396,219	*

*	Less than 1%

(1)

A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power, which includes the power to vote, or to direct the voting of, such security; and/or investment power, which includes the power to dispose, or to direct the disposition, of such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter, as well as restricted stock unit awards scheduled to vest within 60 days of March 24, 2022, are considered outstanding and to be beneficially owned by the person holding such options or awards for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(2)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“TRP”) reporting that, as of December 31, 2021, TRP has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 2,790,882 shares of common stock. The number of shares held by TRP may have changed subsequent to December 31, 2021. The address of TRP is 100 East Pratt Street, Baltimore, Maryland 21202.

38	|	Burlington Stores, Inc. 2022 Proxy Statement

OWNERSHIP OF SECURITIES

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group (“TVG”) reporting that, as of December 31, 2021, TVG has beneficial ownership as to all such shares of common stock, shared power to vote or direct the vote of 64,276 shares of common stock, sole power to dispose or direct the disposition of 5,705,442 shares of common stock and shared power to dispose or direct the disposition of 146,426 shares of common stock. The number of shares held by TVG may have changed subsequent to December 31, 2021. The address of TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Includes (i) 146,772 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter; and (ii) 4,595 restricted stock units scheduled to vest within 60 days of March 24, 2022.

(5)

Includes (i) 16,882 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter; (ii) 295 shares of common stock underlying unvested restricted stock awards; and (iii) 4,276 restricted stock units scheduled to vest within 60 days of March 24, 2022

(6)

Includes (i) 61,935 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter; (ii) 806 shares of common stock underlying unvested restricted stock awards; (iii) 2,498 restricted stock units scheduled to vest within 60 days of March 24, 2022; and (iv) 372 shares in the aggregate owned indirectly by Ms. Vecchio as custodian for two children under the Uniform Transfers to Minors Act.

(7)

Includes (i) 10,532 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter; and (ii) 3,607 restricted stock units scheduled to vest within 60 days of March 24, 2022.

(8)

Includes (i) 458 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter; and (ii) 160 restricted stock units scheduled to vest within 60 days of March 24, 2022.

(9)

Includes (i) 15,730 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2022 or within 60 days thereafter; (ii) 347 shares of common stock underlying unvested restricted stock awards; and (iii) 709 restricted stock units scheduled to vest within 60 days of March 24, 2022.

(10)

Stock ownership for Mr. Hand reflects share holdings as of May 7, 2021, the last day on which he served as our Principal and Chief Operating Officer, as well as 20,935 shares of common stock that were acquired upon the exercise of options following his resignation in accordance with the terms of the applicable grant agreement.

(11)	Includes 466 shares of common stock underlying unvested restricted stock unit awards scheduled to vest within 60 days of March 24, 2022.

(12)

Includes our current directors (Mses. Rodriguez, Sen, and Tocio and Messrs. O’Sullivan, English, Goodwin, Hitch, Mahoney, McNamara and Sullivan) and our current executive officers (Ms. Vecchio and Messrs. O’Sullivan, Marquette, Crimmins and Allison).

Burlington Stores, Inc. 2022 Proxy Statement	|	39

OWNERSHIP OF SECURITIES

Securities Authorized for Issuance Under Equity Compensation Plans

The 2013 Incentive Plan was adopted in connection with our initial public offering in 2013 (the “IPO”) and amended and restated effective May 17, 2017. Securities have been issued under both the 2006 Management Incentive Plan (the “2006 Incentive Plan”) (through the termination of such plan in April 2016) and the 2013 Incentive Plan. If the 2022 Plan is approved by our stockholders at the Annual Meeting, securities may be issued under that plan in the future and the Company will cease granting awards under the 2013 Incentive Plan. The following table presents aggregated information regarding the 2006 Incentive Plan and the 2013 Incentive Plan at January 29, 2022:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

Equity Compensation Plans Approved by Security Holders	1,652,152 (1)	$181.17 (2)	1,906,220 (3)

Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	1,652,152 (1)	$181.17 (2)	1,906,220 (3)

(1)

Includes 1,097,558 options, 368,158 RSUs and 186,436 performance-based restricted stock units (“PSUs”) that were outstanding on January 29, 2022 under the 2013 Incentive Plan and the 2006 Incentive Plan, based on target performance with respect to PSUs. Assuming maximum payout for PSU grants that have not completed the required performance period, the number of securities to be issued would increase by 186,436.

(2)	Only option awards were used in computing the weighted-average exercise price.

(3)

This amount represents shares of the Company’s common stock available for issuance under the 2013 Incentive Plan. Awards available for grant under the 2013 Incentive Plan include stock options, stock appreciation rights, restricted stock, RSUs, PSUs, performance awards, other-stock based awards, other cash-based awards, and any combination of the foregoing awards.

For additional information concerning our equity compensation plans, see Note 11 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our fiscal 2021 10-K.

40	|	Burlington Stores, Inc. 2022 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

At Burlington, we live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community.

•	Building Strong Teams and Partnerships through collaborative work.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well.

By conducting our business in accordance with our Core Values, we strive to ensure that Burlington provides value for our stockholders and rewarding careers for our associates. We seek to attract and develop the most talented people in retail.

We believe that our executive compensation program reflects our Core Values and promotes the achievement of specific annual and long-term goals by our executive management team, further aligning our executives’ interests with those of our stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers serving as of fiscal 2021 year-end, and two former executive officers of the Company. These individuals are referred to collectively as our NEOs and the individuals who remain NEOs of the Company (i.e., Messrs. O’Sullivan, Crimmins, Marquette and Allison and Ms. Vecchio) are referred to as our continuing NEOs.

The following table identifies our NEOs, as well as the positions held by such individuals as of the last day of fiscal 2021:

Named Executive Officers
Michael O’Sullivan	Chief Executive Officer
John Crimmins	Executive Vice President and Chief Financial Officer
Jennifer Vecchio(1)	Group President and Chief Merchandising Officer
Travis Marquette(2)	President and Chief Operating Officer
Michael Allison(3)	Executive Vice President and Chief Human Resources Officer
Mike Metheny(4)	Executive Vice President, Supply Chain & Asset Protection
Fred Hand(5)	Former Principal and Chief Operating Officer

(1)	Ms. Vecchio was promoted to Group President and Chief Merchandising Officer effective as of July 7, 2021.
(2)	Mr. Marquette commenced employment as our President and Chief Operating Officer effective as of October 4, 2021.
(3)	Mr. Allison commenced employment as our Executive Vice President and Chief Human Resources Officer effective as of April 5, 2021.
(4)

Mr. Metheny ceased serving as an executive officer of Burlington effective as of the date Mr. Marquette commenced employment with us but continues to serve as our Executive Vice President, Supply Chain & Asset Protection. Mr. Metheny will be retiring from Burlington on May 27, 2022. Mr. Metheny will not receive any severance benefits in connection with his retirement.

(5)	Mr. Hand resigned as our Principal and Chief Operating Officer effective May 7, 2021. Mr. Hand did not receive any severance benefits in connection with his resignation.

The specific amounts paid or payable to our NEOs are disclosed in the tables and narratives following this Compensation Discussion and Analysis. The following discussion cross-references tabular and narrative disclosures where appropriate.

Burlington Stores, Inc. 2022 Proxy Statement	|	41

EXECUTIVE COMPENSATION

Select Fiscal 2021 Company Performance Highlights

Strong execution of our long-term growth strategies resulted in solid performance for fiscal 2021. Highlights of our fiscal 2021 performance compared with our fiscal year ended February 1, 2020 (“fiscal 2019”)1 include the following:

•	We generated total revenues of $9,322 million compared with $7,286 million in fiscal 2019

•	Total sales increased 28% compared to fiscal 2019 (inclusive of a 15% comparable store sales increase)

•	Net income decreased 12% to $409 million, or $6.00 per share as compared to $6.91 per share in fiscal 2019, a decrease of 13%

•	Adjusted Net Income of $573 million increased 16% as compared to fiscal 2019, while Adjusted Net Income per share was $8.41 as compared to $7.35 in fiscal 2019, an increase of 14%.

•	Adjusted EBITDA improved $171 million to $1,051 million

•	Adjusted EBIT increased 20%, or $132 million, to $802 million

•	We opened 79 net new stores

During fiscal 2020, we took several steps to effectively manage our liquidity and enhance financial flexibility during the COVID-19 pandemic, including careful management of operating expenses, working capital and capital expenditures, as well as incurring additional debt and temporarily suspending our share repurchase program. During fiscal 2021, we redeemed $533 million of that debt and, during the third quarter of fiscal 2021, resumed our share repurchase program, with $250 million repurchased in total during the year.

Information regarding how we calculate Adjusted Net Income (which is divided by our fully diluted weighted average shares outstanding for fiscal 2021 of 68,126 thousand and for fiscal 2019 of 67,293 thousand to arrive at Adjusted Net Income per share), Adjusted EBITDA and Adjusted EBIT, and a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP financial measure, is contained in the section of our fiscal 2021 10-K entitled “Key Performance Measures.”

[1]

Given the volatility in our fiscal 2020 results caused by the COVID-19 pandemic and to assist with comparability, fiscal 2021 comparisons are made as compared to fiscal 2019. For a discussion of results for fiscal 2021 as compared to fiscal 2020, refer to our fiscal 2021 10-K.

Compensation Philosophy and Guiding Principles

Our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values.

To achieve that objective, the Committee utilizes the following guiding principles:

•	Align compensation received to the financial outcomes of the business. A majority of NEO compensation should be at-risk and vary with the performance outcomes of stockholders.

•

Engage high-performing executive talent through compelling compensation opportunities. The value and structure of compensation provided should assist in the attraction and retention of key executive talent with high-performance generally targeted above market medians. Special non-annual incentives will be used strategically to motivate and retain key talent.

•

Foster growth and motivation through a simplified approach to compensation design. Complex compensation designs can lead to confusion and stifle motivation. Compensation arrangements should be simple and focus on broad performance factors.

•

Cultivate ownership of our vision and strategic direction through sound compensation policies and structure that reinforce desired behaviors. Policies and structure should support strong corporate governance and drive ownership culture among executives.

42	|	Burlington Stores, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

The Committee reviews our executive compensation program on an ongoing basis, including our compensation philosophy and guiding principles.

Fiscal 2021 Target Compensation Mix

A significant portion of the targeted annual compensation for our NEOs is performance-based and/or subject to forfeiture (“at-risk”). For fiscal 2021, target performance-based compensation was comprised of annual cash incentives, PSUs and stock options. The annual cash incentives and PSUs reward performance measured against pre-established performance objectives linked to the Company’s internal operating plan. The future realizable value of stock options is dependent on stock price appreciation following the grant date.

At-risk compensation was targeted to be delivered through the performance-based compensation discussed above and RSU awards. The Committee considers RSUs to be at-risk due to the subsequent vesting period and the realizable value of the awards is subject to our future stock price performance. The Committee promotes a pay-for-performance philosophy and alignment between the interests of our NEOs with those of our stockholders by linking pay to our operating and stock price performance.

The chart below illustrates Mr. O’Sullivan’s target annual compensation mix for fiscal 2021. As reflected in the chart, approximately 71% of total target annual compensation was performance-based and approximately 89% of the total target annual compensation for Mr. O’Sullivan was “at-risk.”

Burlington Stores, Inc. 2022 Proxy Statement	|	43

EXECUTIVE COMPENSATION

The chart below illustrates the average fiscal 2021 target annual compensation mix for our continuing NEOs other than Mr. O’Sullivan. As reflected in the chart, approximately 65% of the average total target annual compensation was performance-based and approximately 80% of the average total target annual compensation for our continuing NEOs other than Mr. O’Sullivan was “at-risk.” This chart does not include the sign-on cash bonus or make-whole equity awards granted to Mr. Marquette in connection with the commencement of his employment with us (as further described below) because they do not represent annual elements of Mr. Marquette’s compensation.

Mr. Hand is not included in the NEO data due to his departure from the Company, and Mr. Metheny is not included in the NEO data given that he is no longer an executive officer.

Fiscal 2021 Incentive Plan Performance

Strong execution of our long-term growth strategies resulted in solid performance for fiscal 2021, leading to the following results under our performance-based incentive plans, which are described in more detail below:

Annual Incentive Plan (AIP)	Long-Term Incentive Plan (LTIP)

The Committee determined that, in recognition of the volatility associated with developing performance goals in the continuing COVID-19 environment, Adjusted EBIT should be the sole performance metric for purposes of the fiscal 2021 AIP.

Strong performance during fiscal 2021 led to Adjusted EBIT of $802 million as compared with a target of $691 million. This performance resulted in a payout percentage of 200% for our NEOs, which is the maximum permitted by the AIP.

Fiscal 2021 represented the final year of the performance period for PSUs granted in fiscal 2019. The fiscal 2019 PSUs were earned based upon the cumulative Adjusted EBIT margin expansion and sales CAGR (each weighted 50%) achieved by the Company during the 2019, 2020 and 2021 fiscal years.

Over the three-year performance period, we achieved sales CAGR of 11.9% (compared with a target of 8%) and Adjusted EBIT margin expansion of -0.42% (compared with a target of 0.20%). As a result, our NEO’s earned 100% of their fiscal 2019 awards, reflecting performance at the maximum level for the sales CAGR metric (200%) and below the threshold level for the Adjusted EBIT margin expansion metric (0%).

44	|	Burlington Stores, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

Key Features of Our Executive Compensation Program

The Company’s executive compensation program includes key features that we believe further align the interests of our NEOs with those of our stockholders.

What We Do

Align Pay with Company Financial Performance	✓	The compensation program for our NEOs is designed to align pay with actual Company results, and the Committee regularly reviews such alignment. Annual incentive awards, as well as PSU awards made to the NEOs, are based on the achievement of pre-established goals linked to our performance.

Balance Short-Term and Long-Term Incentives	✓	Our compensation program is designed to provide an appropriate balance of short-term and long-term incentives.

Say-on-Pay Frequency	✓	Our Board elected to have our executive compensation program considered by stockholders annually through our Say-on-Pay vote.

Compensation Consultant	✓	The Committee directly engages an independent compensation consultant.

Annual Compensation Risk Assessment	✓	The Committee conducts a risk assessment of our compensation program on an annual basis. Based on that assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

Independent Compensation Committee	✓	The Board has determined that each member of the Committee is independent under the criteria established by the NYSE for director independence and meets the additional independence requirements of the NYSE applicable to Committee members.

Stock Ownership Guidelines	✓	We have stock ownership guidelines which provide that (i) our CEO should own shares of our common stock valued at a 6x multiple of annual base salary; (ii) each continuing NEO (other than our CEO) should own shares of our common stock valued at a 3x multiple of annual base salary; and (iii) our non-employee directors should own shares of our common stock valued at a 4x multiple of annual base cash retainer.

Award Limits	✓	Annual Incentive Plan payouts for our NEOs, as well as PSU awards made to our NEOs, are subject to limits on maximum payout.

Compensation Recoupment Policy	✓	We have a compensation recoupment policy which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to the Company arising out of willful actions or gross negligence by any officer of the Company.

Regularly Review Share Utilization	✓	Management and the Committee periodically evaluate overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to assess alignment with our compensation program and market practices.

What We Don’t Do

No Excise Tax Gross-Ups	×	In the event of a change in control, none of our NEOs are entitled to a tax gross-up of any excise taxes imposed.

No Discounted Stock Options	×	We do not set the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.

No Repricing Without Stockholder Approval	×	The 2013 Incentive Plan prohibits, and if adopted by our stockholders the 2022 Plan will prohibit, amendments that would decrease the exercise price of any stock option or stock appreciation right (“SAR”) or award any replacement award of a canceled stock option or SAR with a higher exercise price than the replacement award, in either case without stockholder approval.

No Hedging or Pledging of Company Stock	×	Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.

No Automatic “Single-Trigger” Vesting	×	In the event of a change in control, our equity award grants contain a “double trigger” – meaning that both a change in control and qualifying termination of employment must occur for automatic vesting.

No Pension Plans or SERPs	×	We do not sponsor any qualified or non-qualified defined benefit plans or SERPs.

No Guaranteed Bonuses or Salary Increases	×	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers other than to certain newly hired executive officers with respect to their first year of employment with us.

No Evergreen Provision or Reload Options in Incentive Plans	×	The 2013 Incentive Plan does not, and if adopted by our stockholders the 2022 Plan will not, provide for automatic share additions during its term or provide for the ability to grant reload options.

Burlington Stores, Inc. 2022 Proxy Statement	|	45

EXECUTIVE COMPENSATION

2021 Stockholder Say-on-Pay Vote and Stockholder Outreach

Stockholders overwhelmingly supported our 2021 Say-on-Pay vote, with approximately 95.6% of votes cast in favor. The Committee viewed the results of this vote as demonstrating broad stockholder support for our executive compensation program. Based on these results and the Committee’s ongoing review of our compensation practices, the Committee believes that our program has been effective in implementing our compensation philosophy and objectives. Nevertheless, the Committee recognizes that pay practices continue to evolve, and the Committee intends to continue to refine our executive compensation program in its ongoing effort to design an executive compensation program that supports long-term stockholder value creation and our company culture.

We view a continuing, constructive dialogue with our stockholders as important to keeping us informed on stockholder views regarding executive compensation and corporate governance. Our approach to engagement is detailed in the chart below.

Our stockholder outreach efforts undertaken in connection with the 2022 Annual Meeting included engaging a number of our stockholders, collectively representing approximately 54% of our outstanding shares as of December 31, 2021. The stockholders to which we reached out either arranged for individual discussions with us, informed us that a meeting was not necessary, or did not indicate that a meeting was necessary.

Our engagement team was comprised of leaders from our investor relations, human resources, legal and sustainability departments, and feedback from our stockholder engagement was reported to our Board. Given the commitment of the entire Board to understanding the perspectives of our stockholders and to considering direct stockholder feedback, we believe that such engagement keeps our Board informed of stockholders’ priorities and allows the Board to address stockholder feedback effectively.

46	|	Burlington Stores, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

Leadership Succession and Management Development

The Board and the Committee recognize that retention of highly-qualified leadership talent is critical to our continued strong performance and to successful succession planning. The Board is responsible for the succession planning of the CEO, and the CEO reviews succession planning and management development for executive vice presidents and officers above that level with the Committee.

As part of this process, succession candidates for senior leadership positions are considered, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. The Board and the Committee consider various succession-related factors, including: (i) the potential retention risk regarding incumbent senior executives and the identified succession candidates; (ii) the competitive landscape for executive talent; (iii) the specific succession planning time horizon for each senior executive position; and (iv) the extent of disruption likely to be caused by unplanned attrition.

The Board is focused on managing the succession process to appropriately address leadership succession while protecting the interests of our stockholders. The Board believes that it is in the best interests of the Company and its stockholders to stage the succession of its leadership team properly so that the Board is able to undertake a thoughtful and deliberate approach to succession planning and to support an orderly transition to new leadership.

We operate in a highly competitive industry and, due to our strong performance, our senior executives are recognized as leaders with backgrounds, depth of experience and management skill sets that are attractive to competitors. The Committee believes that these executives have visibility as high-performing leaders and may be presented with outside career opportunities from time to time.

If the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce succession planning. Such actions may be designed to (i) motivate the executive to forgo outside career opportunities; (ii) generate value for the recipient only if he or she remains employed by us for the period of time deemed optimal for succession planning purposes; (iii) ensure a smooth transition of senior executives in key leadership positions; and/or (iv) provide for transition periods that will guard against competitive harm to us at the time of a key executive’s departure. The Committee considers succession-related actions within the context of our commitment to align pay and performance.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Committee is tasked with discharging our Board’s responsibilities related to oversight of the compensation of our NEOs, including the design and implementation of our executive compensation program, and designing our executive compensation program so that it is aligned with our corporate objectives. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee makes decisions regarding salaries, annual incentive awards and long-term equity incentives for our NEOs. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our NEOs. The Committee, in conjunction with the CEO’s evaluation of our other NEOs, evaluates the performance of such officers in light of those goals and objectives. The independent directors, in consultation with the Committee, evaluate the performance of our CEO. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the Committee considers various quantitative and qualitative factors, such as Company performance; individual executive performance and responsibilities; market data; competitiveness and peer practices; its experience with the existing compensation program; results of our advisory votes on executive compensation and other stockholder feedback; recruitment, retention and succession planning; contractual obligations; promotions; organizational changes; relocations; and transitional roles.

Burlington Stores, Inc. 2022 Proxy Statement	|	47

EXECUTIVE COMPENSATION

The Committee maintains an annual cycle of executive compensation actions and addresses special actions in connection with management changes; employment agreements and executive benefits; and other Committee charter responsibilities. The Committee generally reviews and approves elements of compensation for our NEOs based on the schedule below:

By the beginning of the fiscal year	• Review and approve peer group changes (if any) for new fiscal year

By the end of the first fiscal quarter	• Establish award opportunities and goals for Annual Incentive Plan and PSUs • Grant LTIP awards • Approve salary adjustments

After the fiscal year-end	• Certify performance results for completed performance cycle for Annual Incentive Plan and PSUs

Role of Independent Compensation Consultant

The Committee engages an independent compensation consultant to assist in its deliberations and decision-making regarding executive compensation. The Committee’s consultant provides current market research and analyses against which executive compensation programs and proposals can be evaluated, including a review of competitive market trends and design practices, a review of the Company’s peer group, and market benchmarking. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant.

Meridian served as the Committee’s independent compensation consultant in fiscal 2021. Meridian reports directly to the Committee and, in addition to performing the services described above, assists the Committee on director compensation matters. Meridian did not work for the Company’s management in any capacity in fiscal 2021. The Committee assessed the independence of Meridian pursuant to the listing standards of the NYSE and we believe that the work performed by Meridian did not raise any conflict of interest.

As part of the Committee’s responsibility to review the extent to which our compensation policies and practices may encourage associates to take risks that could have a material adverse effect on us, the Committee directed Meridian to complete a comprehensive review of our compensation policies and practices and reviewed it with the Committee. As described below under the caption entitled “Compensation-Related Risk”, upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

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Role of Peer Companies and Benchmarking

The Committee used the compensation peer group set forth below to evaluate fiscal 2021 compensation decisions:

•	Abercrombie & Fitch Co.

•	American Eagle Outfitters, Inc.

•	Big Lots, Inc.

•	Designer Brands Inc.

•	Dick’s Sporting Goods, Inc.

•	Dillard’s, Inc.

•	Dollar Tree, Inc.

•	Foot Locker, Inc.
•	Macy’s, Inc.

•	Ross Stores, Inc.

•	The Michaels Companies, Inc.

•	The TJX Companies, Inc.

•	Tractor Supply Company, Inc.

•	ULTA Beauty, Inc.

•	Williams-Sonoma, Inc.

The Committee reviews the companies included in the peer group on an annual basis and in so doing considers information provided by the Committee’s independent consultant and management. The Committee determined that the above group was an appropriate peer group to evaluate fiscal 2021 compensation decisions based on criteria that included the following: annual revenues; company performance; industry/business; similar customer demographics and competition for talent.

The above peer group was the same peer group that was used to evaluate fiscal 2020 compensation decisions.

The median trailing twelve-month revenue for the peer group as of December 31, 2020 was $6,334 million (versus $5,681 million for Burlington) and the median trailing 20-trading-day average market cap as of December 31, 2020 was $4,266 million (versus $15,912 million for Burlington). Peer revenues are generally within a range of 0.4x to 2.5x our revenues.

In August 2021 the Committee conducted its annual review of the peer group for fiscal 2022 compensation decisions. After consultation with Meridian, the Committee determined to remove Designer Brands Inc. and Dillard’s, Inc. due to concentrated family ownership and removed The Michaels Companies, Inc. given that it no longer operates as a publicly-traded company.

Based on the selection criteria noted above and in order to increase the size of the peer group, after consultation with Meridian, the Committee added

Kohl’s Corporation, V.F. Corporation, RH and Five Below, Inc. to the peer group. The Committee believes that maintaining a peer group with a higher number of companies will be more sustainable over the long-term and is likely to result in less significant year-over-year movement in compensation data.

The Committee believes that an appropriate peer group is a key element of the Company’s compensation program in order to provide meaningful comparisons to market compensation levels. The Committee will

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consider comparative compensation data of the companies in our peer group, as well as quality retail-specific surveys, as a frame of reference in assessing the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation.

The Committee will review market total compensation and target each executive’s annual compensation within a reasonable range of this market benchmark based upon its assessment of a variety of factors, including those discussed under the caption above entitled “Role of the Compensation Committee.” Actual pay delivered will vary above or below this level based on Company performance.

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on such practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, which has been especially true over the past two years given the unprecedented challenges presented by the COVID-19 pandemic.

Role of Management

Our CEO makes compensation recommendations for executive officers other than himself. These recommendations are based on annual performance reviews completed by the CEO for each executive officer. The Committee considers these performance reviews and recommendations, among other factors, in establishing base salaries and making other compensation decisions for our NEOs. Our NEOs do not play a role in their own compensation determinations.

The Committee meets in executive session (without the presence of any management director) from time to time and invites executive officers to attend other portions of its meetings. In addition, members of our management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee. Management periodically makes recommendations to the Committee regarding the design and implementation of our executive compensation program.

Internal Pay Relationships

Our compensation philosophy reflects the importance of offering a competitive target compensation package to our NEOs. The differences in pay between the NEOs relative to each other as well as the CEO are based on various factors, including market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Elements of Our Executive Compensation and Benefits Programs

We provide annual compensation to our NEOs primarily through a combination of:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

We also provide our NEOs with retirement (401(k) Plan), health and welfare benefits, and limited perquisites.

The portion of annual executive compensation devoted to each of the elements of pay is driven by our principles and objectives as well as each NEO’s role and strategic value to the organization as further described in the table below. The Committee occasionally grants other types of awards in special circumstances to reward superior past performance or support recruitment, succession planning, and retention objectives.

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Element of Pay	Form	Designed to Reward/Promote	Alignment with Objectives

Base Salary	• Cash	• Experience, knowledge in industry, duties, scope of responsibility and individual performance.	• Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve our overall performance.

Annual Cash Incentives	• Cash	• Achievement of the Company’s annual strategic and financial goals; and incent and reward financial and operating performance.	• Motivates executives to achieve specific performance goals and objectives.

Long-Term Equity Incentives	• PSUs • Stock Options • RSUs

•  Achievement of efficient long-term growth and development.

•  Value-creating actions necessary to increase the market value of our stock.

•  Executive retention, stock ownership and alignment of interests with stockholders.

•  Aligns the interests of our executives’ interests with those of our stockholders to increase overall stockholder value.

•  Represents potentially the largest pay component, which provides an opportunity for significant compensation following strong Company performance and share performance, enabling us to attract and retain talented executives.

The Committee believes that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our NEOs. Actual annual compensation levels are a function of both corporate and individual performance as described under each compensation element below.

Base Salary

Our goal is to provide our NEOs with base salaries that are appropriate and commensurate with position, experience and performance. Base salaries are reviewed by the Committee annually and at the time of promotion or other change in responsibilities. Generally, in making a determination of whether to make base salary adjustments, the Committee considers the following factors:

•	individual performance;

•	experience with us and industry knowledge;

•	duties and scope of responsibilities;

•	competitive market compensation paid by other companies for similar positions; and

•	annual performance reviews completed by the CEO with respect to the NEOs other than himself.

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In addition, the Committee considers internal pay equity among our executives and, when reviewing the base salaries of our NEOs, their current aggregate compensation. The Committee reviewed the base salaries of each of the NEOs other than Messrs. Allison and Marquette, who commenced employment in April 2021 and October 2021, respectively, following the end of fiscal 2020. Messrs. Allison and Marquette base salaries were established based on a review of comparable market data for their roles. Pursuant to its review, the Committee established the base salaries of our NEOs as follows:

Named Executive Officer	Percentage Base Salary Adjustment	Dollar Base Salary Adjustment	Resulting Base Salary

Michael O’Sullivan	—	—	$1,300,000

John Crimmins	3.25%	$22,750	$722,750

Jennifer Vecchio(1)	7.9%	$75,000	$1,025,000

Mike Metheny	2.75%	$14,735	$550,557

Fred Hand	2.75%	$23,375	$873,375

(1)	A portion of the base salary increase granted to Ms. Vecchio was to ensure that her salary level remained positioned competitively relative to the market.

Effective October 1, 2021, Mr. O’Sullivan’s annual base salary was increased by $35,000, and the annual base salary for each of Ms. Vecchio, Mr. Crimmins, Mr. Allison and Mr. Metheny was increased by $25,000, in each case to offset the impact of the elimination of the automobile allowance previously provided to each executive. As described below, the Committee decided to eliminate this allowance effective October 1, 2021.

Annual Incentive Awards

2021 Annual Incentive Plan

Annual incentive awards are an important part of the overall compensation we pay our NEOs. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. The

Committee believes that annual incentive awards encourage our NEOs to focus on specific short-term business and financial goals, without sacrificing our long-term objectives.

The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over the short-term and establishing realistic targets that continue to motivate and retain executives. As a result, our Annual Incentive Plan provides for measurable, rigorous performance targets that are designed to be achievable but challenge our executives to drive business results that produce stockholder value.

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2021 Annual Incentive Target

Under our Annual Incentive Plan, and consistent with practice in prior years, the Committee approves each NEO’s annual incentive target, which is expressed as a percentage of his or her base salary in effect at the end of the fiscal year. The annual incentive target, applicable base salary and target award (equal to the annual incentive target multiplied by the NEO’s base salary in effect at the end of the fiscal year) for each of our NEOs under our 2021 Annual Incentive Plan is set forth below. The fiscal 2021 target opportunities for Messrs. O’Sullivan, Crimmins, Metheny or Hand as a percentage of base salary did not change from the target opportunities established for each of them in fiscal 2020. Ms. Vecchio’s annual incentive target was increased from 125% to 130% in June 2021 in recognition of the value of her role to Burlington and her important contributions to the company’s ongoing performance. The annual incentive target for each of Messrs. Allison and Marquette was determined at the time each joined Burlington based on a review of the competitive landscape and the desire to attract each of them to Burlington.

Named Executive Officer	Annual Incentive Target	Base Salary Rate at End of Fiscal 2021(1)	Target Award

Michael O’Sullivan	150%	$1,335,000	$2,002,500

John Crimmins	75%	$747,750	$560,813

Jennifer Vecchio(2)	130%	$1,050,000	$1,365,000

Travis Marquette(3)	100%	$900,000	$291,758

Michael Allison(3)	75%	$650,000	$401,786

Mike Metheny	75%	$575,557	$431,668

Fred Hand(4)	100%	$873,375	$873,375

(1)

Reflects annual base salary increases effective October 1, 2021 for Ms. Vecchio and each of Messrs. O’Sullivan, Crimmins, Allison and Metheny to offset the impact of the elimination of the automobile allowance previously provided to each executive as described above.

(2)	Ms. Vecchio’s annual incentive target was increased from 125% to 130% in June 2021.

(3)

As Mr. Allison and Mr. Marquette commenced employment with us in fiscal 2021, each of their target awards is pro-rated based on the number of days employed during fiscal 2021. Pursuant to the terms of his employment agreement, the award payable to Mr. Marquette was guaranteed to equal at least 150% of his target bonus (pro-rated for fiscal 2021).

(4)	Represents base salary at the time of Mr. Hand’s resignation in May 2021. As a result of his separation from the Company, Mr. Hand forfeited his fiscal 2021 annual incentive award.

2021 Performance Measures

In 2020, in light of the disruption and uncertainty caused by the COVID-19 pandemic, the Committee evaluated whether any adjustments to the fiscal 2019 Annual Incentive Plan design were necessary in order to continue to provide an appropriate incentive for performance under these drastically changed circumstances for purposes of the fiscal 2020 Annual Incentive Plan. Based on input and analysis from Meridian, and after considering multiple potential plan structures, the Committee adjusted the design of the fiscal 2020 Annual Incentive Plan in August 2020.

The Committee concluded that the performance metrics that were previously used for Annual Incentive

Plan purposes (Adjusted Net Income Per Share and Comparable Store Sales Percentage) were no longer appropriate. The Committee determined that Comparable Store Sales Percentage was no longer a meaningful performance metric in light of the negative impact of COVID-19 on fiscal 2020 sales, and that ANI Per Share should be replaced with Adjusted EBIT (each of which measures profitability, reflects management efforts to manage expenses, and closely aligns our NEOs’ interests with our stockholders’ interests).

The Committee determined that Adjusted EBIT was an appropriate alternative to ANI Per Share given the COVID-19 operating environment and related market conditions because, as compared to ANI Per Share, it excludes (i) interest expense, which increased

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significantly in fiscal 2020 as a result of the debt transactions that we completed in order to maintain maximum financial flexibility in the face of the COVID-19 pandemic; and (ii) the significant tax benefit that we received from the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

In February 2021, the Committee reviewed the Annual Incentive Plan design and, based on input and analysis from Meridian, and in recognition of the volatility associated with developing performance goals in the continuing COVID-19 environment, determined that Adjusted EBIT should be the sole performance metric for purposes of the fiscal 2021 Annual Incentive Plan for reasons similar to those described above, and that the relevant performance period should be the fiscal year ended January 29, 2022, the last day of fiscal 2021.

2021 Performance Goals and Payout Scale

Based on the Company’s achievement of the Adjusted EBIT goal, each NEO’s fiscal 2021 award could range from 0% to no more than 200% of his or her target award. In February 2021, the Committee established operating income of $691 million as the target Adjusted EBIT for the performance period.

While the Committee believed the target to be achievable with strong performance, the Committee designed this target to be challenging to help drive business results that produce stockholder value.

	Zero	Threshold Performance	Below Target	At Target	Above Target	Maximum

Adjusted EBIT (fiscal year ended January 29, 2022) ($M)(1)	< $507	$507	$599	$691	$737	$783

Adjusted EBIT Payout Percentage(2)	0%	50%	75%	100%	150%	200%

(1)

Adjusted EBIT is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax (benefit) expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

(2)	Payouts for performance between these various performance achievement levels are calculated using straight line interpolation unless adjusted by the Committee.

Awards made to NEOs under the fiscal 2021 Annual Incentive Plan are equal to the product of: (i) the Adjusted EBIT Payout Percentage, times (ii) the NEO’s Target Award.

Notwithstanding this formula, under the Annual Incentive Plan, the Committee retains discretion to adjust payouts, including making no payout, based on unanticipated positive or negative events, as determined by the Committee in its sole and absolute discretion. In exercising its discretion to reduce the amount of an award, the Committee may take into account the NEO’s individual performance rating or other factors considered relevant by the Committee.

Following the conclusion of fiscal 2021, the Committee assessed whether and to what extent the performance goal for the year was met. Our performance with respect to the performance goal was as follows:

Metric	Target	Actual	Payout Percentage(1)

Adjusted EBIT (fiscal year ending January 29, 2022) ($M)	$691	$864	200%

(1)

In determining achievement of target Adjusted EBIT, the Committee, consistent with the historical design of the annual incentive program, excluded from actual performance the accrual of amounts for payment above target under the Annual Incentive Plan.

Further, each participating NEO received a performance rating of at least “Meets Expectations.” In making these determinations, the independent directors, in consultation with the Committee, reviewed Mr. O’Sullivan’s personal performance in fiscal 2021, and Mr. O’Sullivan reviewed personal performance in fiscal 2021 with respect to the other participating NEOs.

Based on Company and individual performance, the Committee did not exercise discretion to reduce any award.

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Accordingly, our NEOs earned the following awards under the Annual Incentive Plan for fiscal 2021, which were calculated in accordance with the formula set forth above:

Named Executive Officer	Award

Michael O’Sullivan	$4,005,000

John Crimmins	$1,121,625

Jennifer Vecchio	$2,730,000

Travis Marquette	$583,516

Michael Allison	$803,571

Mike Metheny	$863,336

Mr. Hand did not receive an award under our fiscal 2021 Annual Incentive Plan as a result of his resignation as our Principal and Chief Operating Officer in May 2021. The range of potential payouts under the Annual Incentive Plan for each of our NEOs is presented below in the Fiscal 2021 Grants of Plan-Based Awards Table.

The actual Annual Incentive Plan awards earned in fiscal 2021 and payable to each NEO are also reported below in the fiscal 2021 Summary Compensation Table.

Long-Term Incentives

The Committee believes that long-term incentives are an important component of compensation that helps us to attract, retain and motivate our NEOs. These incentives also align the financial rewards paid to our NEOs with our long-term performance, thereby encouraging our NEOs to focus on long-term goals. We grant long-term incentives to our NEOs under the 2013 Incentive Plan, which was adopted in connection with our IPO and amended and restated in 2017. Under the 2013 Incentive Plan, the Committee is authorized to grant a variety of awards, including PSUs, RSUs and options to purchase our common stock. As proposed, the 2022 Plan would similarly permit the Committee to grant such awards. More details about the awards granted to our NEOs are set out in the tables that follow this discussion.

The LTIP is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability, and serve as an incentive for continued

employment. In setting the value of our equity incentive compensation for executives, the Committee’s determinations are informed by assessments conducted by Meridian, peer group market data and alignment with our compensation philosophy.

For fiscal 2021, the Committee approved each NEO’s LTI target value and the allocation of the value across the three equity vehicles granted to the NEOs based on a variety of factors including but not limited to role, contributions, market data, and recommendations from the CEO (for all NEOs except the CEO). As previously disclosed, in 2020 the Committee determined to increase the value of Ms. Vecchio’s 2021 LTIP awards to 325% of base salary in order to maintain competitive positioning relative to the market. Following the grant of LTIP awards in May 2021, the Committee further increased Ms. Vecchio’s annual target LTI value as a percentage of base salary from 325% to 500% in June 2021 in recognition of the value of her role to Burlington and her important contributions to the company’s ongoing performance.

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2021 LTI Mix

The Committee routinely evaluates and considers the type of awards granted under our LTIP. Based on input and analysis from Meridian, the Committee determined that it was appropriate to deliver fiscal 2021 LTIP Awards in the following mix, which is identical to the mix used for fiscal 2020 LTIP Awards:

PSUs. The grant of PSUs supports the Committee’s desire to create a stronger and more visible link between executive pay and Company performance and further aligns our executives’ interests with those of our stockholders. PSUs require the achievement of pre-established Adjusted EBIT margin expansion and sales CAGR goals (each weighted equally) over a three-year performance period. Adjusted EBIT margin expansion, which measures the increase of our operating profit as a percentage of sales over the performance period, places focus on managing to an expense level consistent with sales performance. Sales CAGR, which measures the growth rate of our sales over the performance period, focuses on overall sales growth.

Under the terms of the awards, the performance metrics may be adjusted by the Committee for any unusual non-recurring or extraordinary expenses, losses, charges or gains that may arise during the performance period. Based on the Company’s achievement of these goals, the vesting of each NEO’s award may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, the award will not vest.

The performance goals for fiscal 2021 PSU grants were established in February 2021, and were designed to be challenging but achievable with the coordinated, cross-functional focus and effort of our executives. Performance for purposes of these grants will be measured over the fiscal 2021 to fiscal 2023 performance period using fiscal 2019 as the base year given the volatility in fiscal 2020 results caused by the COVID-19 pandemic.

Stock Options. The grant of stock options supports the Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Options granted pursuant to an LTIP Award have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date. Accordingly, each NEO realizes value from stock options only to the extent our share price is greater than the option exercise price (which is set at our share price on the date of grant) and the NEO is employed through the vesting period. In contrast, if our share price declines and remains below the exercise price of a stock option granted to a NEO, the NEO would realize no value with respect to such stock option.

RSUs. RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs vest in 25% increments over a four-year vesting period, subject to the NEO’s continued employment through the applicable vesting date.

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Pursuant to the terms of his employment agreement, Mr. Marquette received a pro-rated 2021 LTIP Award on October 4, 2021 upon the commencement of his employment, which award was delivered based on the same terms as the 2021 LTIP Awards granted to the other NEOs. Except as otherwise noted, fiscal 2021 grants were made to each other NEO on May 3, 2021, and the Committee approved LTIP Awards to each NEO as follows:

Named Executive Officer	LTI Value	PSUs (Target)	RSUs	Options

Michael O’Sullivan	$8,514,967	13,031	6,516	18,634

John Crimmins	$1,050,224	1,607	804	2,298

Jennifer Vecchio(1)	$5,040,781	7,941	3,971	11,356

Travis Marquette(2)	$1,546,489	2,789	1,395	3,988

Michael Allison(3)	$837,226	1,281	641	1,832

Mike Metheny	$803,730	1,230	615	1,759

Fred Hand(4)	$2,125,026	3,252	1,626	4,651

(1)

Ms. Vecchio’s annual target LTIP value was increased as a percentage of base salary to 500% from 325% in June 2021 in recognition of the value of her role to Burlington and her important contributions to the company’s ongoing performance. Ms. Vecchio received an initial LTIP grant in May 2021 based on the prior LTIP value and a subsequent grant in June 2021 in an amount equal to the excess value, pro-rated based on the periods of fiscal 2021 prior to and after such change.

(2)

Mr. Marquette’s target LTIP value was established pursuant to his employment agreement, discussed in more detail below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Pursuant to the terms of his employment agreement, Mr. Marquette’s actual fiscal 2021 LTIP Award amounted to a pro-rated portion of the target amount based on the number of days served between the date he commenced employment and the next regularly scheduled annual equity grant date for senior executive officers. Mr. Marquette’s target LTIP value was determined based on a review of comparable market data.

(3)

Mr. Allison commenced employment in April 2021. Accordingly, Mr. Allison’s fiscal 2021 LTIP grant includes a pro-rated amount to reflect the timing of his commencement in relation to the May 2021 LTIP grant date. Mr. Allison’s target LTIP value was determined based on a review of comparable market data.

(4)	Mr. Hand forfeited his fiscal 2021 LTIP Awards in connection with his resignation as our Principal and Chief Operating Officer in May 2021.

PSUs Granted in Fiscal 2019

Fiscal 2021 represented the final year of the performance period for the PSUs granted in fiscal 2019. In March 2022, the Committee reviewed our performance relative to the targets established for the PSU awards granted in fiscal 2019. The fiscal 2019 PSUs were earned based upon the cumulative Adjusted EBIT margin expansion and sales CAGR (each weighted 50%) achieved by the Company during the 2019, 2020 and 2021 fiscal years as follows:

Fiscal 2019 PSUs	Threshold	Target	Maximum

Three-Year Adjusted EBIT Margin Expansion	-0.20%	0.20%	0.60%

Three-Year Sales CAGR	6%	8%	10%

Percent of Target Payout(1)	50%	100%	200%

(1)	The number of PSUs earned based on performance between these various performance achievement levels are calculated using straight line interpolation.

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Over the three-year performance period, the Company achieved Adjusted EBIT margin expansion of -0.42% and sales CAGR of 11.9%, as calculated pursuant to the terms of the awards. As a result, the NEO’s earned 100% of their fiscal 2019 awards, reflecting performance at the maximum level for the sales CAGR metric (200%) and below the threshold level for the Adjusted EBIT margin expansion metric (0%), as follows:

Named Executive Officer(1)	Value at Date of Grant(2)	Shares Granted at Target	Shares Earned at End of Performance Period

Michael O’Sullivan	$2,654,864	13,808	13,808

John Crimmins	$318,900	1,875	1,875

Jennifer Vecchio	$1,352,136	7,950	7,950

Travis Marquette	—	—	—

Michael Allison	—	—	—

Mike Metheny	$384,381	2,260	2,260

Fred Hand	$864,857	5,085	—

(1)

Messrs. Allison and Marquette commenced employment with us in 2021 and, accordingly, did not receive a fiscal 2019 PSU award. Mr. Hand forfeited his fiscal 2019 PSU award in connection with his resignation as our Principal and Chief Operating Officer in May 2021.

(2)	Reflects the grant date fair value assuming the probable satisfaction of the performance conditions at the time of grant.

New Hire Compensation

Pursuant to his employment agreement and in connection with the commencement of his employment with us, Mr. Marquette was awarded (i) a cash sign-on bonus of $2,000,000 and (ii) to compensate Mr. Marquette for equity awards forfeited at his prior employer, a one-time long-term incentive grant with a target grant fair value of $6,000,000, comprised of 50% time-based RSUs and 50% stock options vesting in one-third annual increments. These awards are subject to the same form of award agreements as those used with respect to the fiscal 2021 LTIP Awards granted to our other senior executive officers, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause. The sign-on compensation was granted to induce Mr. Marquette to join the Company, considering the extremely competitive market for top talent and the compensation that Mr. Marquette would forfeit to join the Company. Accordingly, the value of the sign-on equity grant and sign-on cash bonus was determined based, in part, on the estimated value of the equity awards outstanding with Mr. Marquette’s prior employer at the time of his termination of employment and, because his sign-on compensation was intended to make Mr. Marquette whole for forfeited compensation at his prior employer, was conditioned upon the forfeiture of such prior employer’s awards.

In addition, Mr. Marquette’s employment agreement provides for reimbursement for all reasonable moving expenses that may be incurred in connection with his relocation to a non-temporary residence within reasonable commuting distance from our principal offices. If we terminate Mr. Marquette’s employment for cause or if he resigns without good reason, in each case, prior to the 18-month anniversary of his start date, he will be required to repay these amounts and the cash sign-on bonus.

Benefits and Perquisites

Our executive compensation program includes limited perquisites, which are subject to Committee review and approval, and broad-based benefits. The perquisites and benefits included in our executive compensation program represent a modest portion of each NEO’s total compensation. The cost of these perquisites or other personal benefits is set forth below in the Fiscal 2021 Summary Compensation Table below under the column “All Other Compensation,” and additional detail is set forth in the footnotes following the Fiscal 2021 Summary Compensation Table.

We historically provided our CEO and each other NEO with an annual automobile allowance in the amount of $35,000 and $25,000, respectively. In August 2021, the Committee decided to eliminate this allowance effective October 1, 2021 due to declining market prevalence of such allowances and to reduce the number of perquisites paid to executives.

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We maintain broad-based benefits that are provided to all full-time associates, including medical, dental, vision, life and disability insurance. Certain of these benefits require associates to pay a portion of the premium. Except with respect to life insurance (our NEOs all receive such insurance in an amount equal to the lesser of three times their annual base salary or a pre-determined maximum), these benefits are offered to our NEOs on the same basis as all other associates. We also offer a retirement savings plan in which eligible associates (including our NEOs) may participate. The savings plan includes a traditional 401(k) pre-tax savings option and a post-tax Roth 401(k) option. We provide a matching contribution of 100% on the first 3% of eligible compensation that is deferred and 50% on the next 2% of eligible compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible associate participates in the plan. Pursuant to the terms of his offer letter (discussed in further detail below), Mr. Allison is entitled to receive a relocation allowance and a temporary living allowance in connection with his relocation. Pursuant to the terms of his employment agreement, Mr. Marquette received reimbursement of expenses incurred in connection with his relocation.

The Committee believes that the limited perquisites and other benefits provided to our NEOs are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management.

Termination-Based Compensation

Severance arrangements applicable to each of our NEOs other than Mr. Allison are set forth in each of their respective employment agreements. Mr. Allison’s severance benefits are governed by the Severance Plan. While Mr. Hand’s employment agreement contemplated severance benefits, based on his voluntary resignation from the Company, Mr. Hand was not eligible to receive severance benefits upon his departure. In March 2021, we entered into an amendment to our Employment Agreement with Jennifer Vecchio, which extended the restricted period applicable to the non-competition and non-solicitation restrictive covenants included in her Employment Agreement from one to two years. In addition, the amendment provides for two years of severance pay (increased from one year to correspond with the extended restrictive covenant period) in the event that Ms. Vecchio is terminated other than for cause or resigns for good reason.

The Committee believes these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor or soliciting our associates during the specified severance period. Additionally, each NEO’s equity grant agreements contain terms regarding vesting in connection with the termination of employment and change in control. The Committee believes that these termination and change in control terms provide our NEOs with an incentive to act in stockholders’ best interests during a potential change in control despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities.

A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Compensation Recoupment Policy and Additional Forfeiture Features

We strive to maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation philosophy. Accordingly, the Committee has adopted a compensation recoupment policy, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation.

Stock Ownership Guidelines

As described above, the Committee has adopted stock ownership guidelines for our executives. These stock ownership guidelines provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary, and (ii) other continuing NEOs should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary. As of the end of fiscal 2021, each continuing NEO owned shares in excess of the applicable guideline or was in compliance with the retention requirement described above.

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Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for our directors or any of our corporate personnel (including our executive officers) to enter into speculative transactions in Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Such hedging and monetization transactions may permit persons to continue to own Company securities obtained through our benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same objectives as our other stockholders. Moreover, certain short-term or speculative transactions in our securities by directors and corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving our securities.

Under our hedging and pledging policy, our directors and all corporate personnel are prohibited from engaging in any hedging or monetization transactions with respect to our securities. Further, directors and corporate personnel may not engage in the following short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons:

•	Short Sales. Short sales of our securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities by our directors and corporate personnel are prohibited under our policy.

•	Publicly-Traded Options. Given the relatively short terms of publicly-traded options, transactions in options may cause focus on short-term performance at the expense of our long term objectives. Accordingly, our policy prohibits transactions in put options, call options or other derivative securities related to our securities, on an exchange or in any other organized market.

•	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Tax and Accounting Considerations

The Committee structures our compensation program in a manner that is consistent with our compensation philosophy and objectives. In the course of making decisions about executive compensation, the Committee takes into account tax and accounting considerations. For example, the Committee takes into account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. The Committee also considers how various elements of compensation will affect our financial reporting. For example, the Committee considers the impact of FASB ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

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Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy

Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

Compensation Committee of the Board of Directors:

Jordan Hitch, Chair

Ted English

Mary Ann Tocio

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Interlocks and Insider Participation

Ted English, Jordan Hitch and Mary Ann Tocio served on the Committee during fiscal 2021 and currently serve on the Committee. None of these individuals (i) have ever been an officer or an associate of ours, nor (ii) except with respect to the indemnification agreements set forth below under the caption entitled “Certain Relationships and Related Party Transactions,” have any relationship that is required to be disclosed pursuant to the rules of the SEC. In addition, none of our executive officers serve (or served at any time during fiscal 2021) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our associates as they relate to our risk management practices and the possibility of incentivizing risk-taking. The Committee considers risks associated with our compensation policies and practices and, as part of its consulting services for the Committee, Meridian evaluates the potential for unintended risk associated with the design of our compensation programs.

At the direction of the Committee, Meridian completed a comprehensive review of our compensation policies and practices to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Upon receiving

Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

A number of features in our compensation programs mitigate risk and protect against excessive risk-taking behavior and the potential for unintended consequences, including:

•	Our compensation mix for participants in our LTIP and Annual Incentive Plans creates a balance between short-term results and long-term sustainable performance. Throughout the organization, variable/fixed pay and short-term/long-term pay is carefully calibrated to create an appropriate pay mix and structure by level and, for senior executives, a large portion of pay is variable and oriented toward long-term performance.

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•	A significant portion of the 2021 LTIP Awards made to senior vice presidents and officers above that level (including our NEOs) are in the form of PSUs based on pre-established goals linked to our performance over a three-year period. Accordingly, the performance period and vesting schedules for long-term incentives awards will thereafter overlap which we believe reduces the motivation to maximize performance in any one period.

•	Our Annual Incentive Plans have historically incorporated multiple financial performance goals, which are closely aligned with strategic business goals. As described above under the caption entitled “Annual Incentive Awards,” the fiscal 2021 Annual Incentive Plan incorporates one financial performance goal given the uncertainty caused by the COVID-19 pandemic, which is similarly closely aligned with strategic business goals for fiscal 2021 and consistent with the design of the fiscal 2020 Annual Incentive Plan. In addition, the maximum amount payable under the fiscal 2021 Annual Incentive Plan to our executives and other eligible corporate associates is limited to 200% of target.

•	Time-based equity awards granted to our associates generally do not vest fully for four years. We believe this longer vesting period discourages unnecessary or excessive risk-taking. Additionally, our insider trading policy prohibits corporate personnel
(including our executive officers) and directors from hedging and other activities that could offset the benefits of these long-term awards.

•	Because executive incentive compensation has a large stock component, the value is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our executive officers and non-employee directors, which expose our executive officers and non-employee directors to the loss of the value of the retained equity.

•	We maintain a compensation recoupment policy, which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to us arising out of willful actions or gross negligence by any officer.

•	The Committee has established a compensation peer group designed to provide meaningful comparisons to ‘market’ and align compensation programs with industry practice.

•	We have a rigorous system of internal controls designed to prevent fraud, deterring individual associates from creating adverse material risk in pursuit of short- or long-term compensation.

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Fiscal 2021 Summary Compensation Table

The following table sets forth summary information concerning the compensation of our NEOs for fiscal 2021 and, to the extent required by applicable SEC disclosure rules, fiscal 2020 and fiscal 2019:

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($) (3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)

Michael O’Sullivan,	2021	1,310,769	—	6,386,592	2,128,375	4,005,000	36,699	13,867,435
Chief Executive Officer	2020	1,000,000	—	6,386,264	2,125,776	—	48,166	9,560,206
	2019	475,000	—	16,482,346	13,805,090	764,934	294,161	31,821,531

John Crimmins,	2021	724,755	—	787,746	262,478	1,121,625	30,033	2,926,637
Executive Vice President and Chief Financial Officer	2020 2019	580,949 556,923	—	1,518,500 478,435	280,732 159,175	630,000 481,523	38,166 36,174	3,048,347 1,712,230

Jennifer Vecchio,	2021	1,008,303	—	3,780,766	1,260,015	2,730,000	30,033	8,809,117
Group President and Chief Merchandising Officer	2020	807,452	—	2,918,881	655,357	1,425,000	38,166	5,844,856
	2019	856,394	—	2,028,204	675,019	1,076,020	36,218	4,671,855

Travis Marquette,	2021	276,923	2,437,637	4,159,986	3,388,327	145,879	99,843	10,408,752
President and Chief Operating Officer

Michael Allison,	2021	512,500	—	627,975	209,251	803,571	11,599	2,164,896
Executive Vice President & Chief Human Resources Officer

Mike Metheny,	2021	554,566	—	602,817	200,913	863,336	30,033	2,251,665
Executive Vice President, Supply Chain & Asset Protection

Fred Hand,	2021	289,760	—	1,593,789	531,237	—	20,375	2,435,161
Former Principal and Chief Operating Officer	2020	723,918	—	2,076,763	441,574	1,020,000	38,166	4,300,421
	2019	781,723	—	1,297,370	431,771	807,467	36,218	3,354,549

(1)

Ms. Vecchio was promoted to Group President and Chief Merchandising Officer effective as of July 7, 2021. Mr. Marquette commenced employment as our President and Chief Operating Officer effective as of October 4, 2021. Mr. Allison commenced employment as our Executive Vice President and Chief Human Resources Officer effective as of April 5, 2021. Mr. Hand resigned as our Principal and Chief Operating Officer effective May 7, 2021.

(2)

The amounts reported in this column represent the base salary earned by each NEO in the applicable fiscal year and, for fiscal 2021, reflects increases effective October 1, 2021 for Ms. Vecchio and each of Messrs. O’Sullivan, Crimmins, Allison and Metheny to offset the impact of the elimination of the automobile allowance previously provided to each executive as described above.

(3)

Represents (i) the aggregate sign-on cash bonus of $2,000,000 made to Mr. Marquette and (ii) the guaranteed portion of his award under the Annual Incentive Plan, in each case, pursuant to the terms of his employment agreement. If we terminate Mr. Marquette’s employment for cause or if he resigns without good reason, in each case, prior to the 18-month anniversary of his start date, he will be required to repay the cash sign-on bonus.

(4)

Represents the aggregate grant date fair value of RSU and PSU awards calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant and, in the case of the PSUs, the probable satisfaction of the performance conditions at target for such PSUs as of the date of grant. Assuming the highest level of performance is achieved for the 2021 PSU awards, the maximum value of these awards at the grant date would be as follows: Mr. O’Sullivan—$8,515,237; Mr. Crimmins—$1,050,110; Ms. Vecchio—$5,040,804; Mr. Marquette—$1,546,445; Mr. Allison—$837,082; Mr. Metheny—$803,756; and Mr. Hand—$2,125,052. The amount reported in this column for Mr. Marquette also includes RSUs granted to compensate him for a portion of the equity awards forfeited at his prior employer. See Note 11 (entitled “Stock-Based Compensation”) to our January 29, 2022 Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating these amounts. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End.” Mr. Hand forfeited the equity awards received in fiscal 2021 in connection with his resignation as our Principal and Chief Operating Officer in May 2021.

(5)

Represents the aggregate grant date fair value of stock option awards. The amount reported in this column for Mr. Marquette includes stock options granted to compensate him for a portion of the equity awards forfeited at his prior employer. The amounts shown were calculated in accordance with FASB ASC Topic 718, and are based on a number of key assumptions described in Note 11 (entitled “Stock-Based Compensation”) to our January 29, 2022 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a NEO from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the NEO through the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the option

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exercise price. The vesting terms and conditions of the awards granted to our NEOs are described below under the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End.” Mr. Hand forfeited the equity awards received in fiscal 2021 in connection with his resignation as our Principal and Chief Operating Officer in May 2021.

(6)

Amounts may be awarded under the Annual Incentive Plan described above in the section of the Compensation Discussion and Analysis entitled ”Annual Incentive Awards.” Mr. Hand did not receive an award under our fiscal 2021 Annual Incentive Plan as a result of his resignation as our Principal and Chief Operating Officer in May 2021. Based on the economic environment and the pandemic, Mr. O’Sullivan recommended to the Compensation Committee that he forego a fiscal 2020 Annual Incentive Plan award. In consideration of the unprecedented times, as well as the CEO’s recommendation, the Committee accepted Mr. O’Sullivan’s recommendation and did not approve a payout to him for fiscal 2020 while commending Mr. O’Sullivan’s leadership throughout the year. If the Committee had awarded Mr. O’Sullivan an Annual Incentive Plan payout based on the formulaic results, Mr. O’Sullivan would have received an Annual Incentive Plan payout equal to $2,340,000 for fiscal 2020.

(7)	The amounts reported in this column for fiscal 2021 represent the following:

Name	Company Matching 401(k) Contributions ($)	Automobile Allowance ($)(a)	Insurance Premiums ($)(b)	Relocation Expenses ($)(c)	Total ($)

Michael O’Sullivan	11,600	23,333	1,766	—	36,699

John Crimmins	11,600	16,667	1,766	—	30,033

Jennifer Vecchio	11,600	16,667	1,766	—	30,033

Travis Marquette	—	—	442	99,401	99,843

Michael Allison	—	10,417	1,182	—	11,599

Mike Metheny	11,600	16,667	1,766	—	30,033

Fred Hand	11,600	8,333	442	—	20,375

(a)	Represents the dollar value of each NEO’s annual automobile allowance. As described above, the Committee decided to eliminate this allowance effective October 1, 2021.

(b)	Represents the dollar value of life insurance premiums that we paid for the benefit of each NEO.

(c)	For Mr. Marquette, represents expenses incurred in connection with his relocation and reimbursed directly to him pursuant to the terms of his employment agreement.

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Fiscal 2021 Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our NEOs during fiscal 2021:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date (1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael O’Sullivan	—	—	1,001,250	2,002,500	4,005,000	—	—	—	—	—	—	—
	5/3/21	2/24/21	—	—	—	6,516	13,031	26,062	—	—	—	4,257,619
	5/3/21	2/24/21	—	—	—	—	—	—	6,516	—	—	2,128,973
	5/3/21	2/24/21	—	—	—	—	—	—	—	18,634	326.73	2,128,375
John Crimmins	—	—	280,406	560,813	1,121,625	—	—	—	—	—	—	—
	5/3/21	2/24/21	—	—	—	804	1,607	3,214	—	—	—	525,055
	5/3/21	2/24/21	—	—	—	—	—	—	804	—	—	262,691
	5/3/21	2/24/21	—	—	—	—	—	—	—	2,298	326.73	262,478
Jennifer Vecchio	—	—	682,500	1,365,000	2,730,000	—	—	—	—	—	—	—
	5/3/21	2/24/21	—	—	—	2,363	4,725	9,450	—	—	—	1,543,799
	5/3/21	2/24/21	—	—	—	—	—	—	2,363	—	—	772,063
	5/3/21	2/24/21	—	—	—	—	—	—	—	6,757	326.73	771,785
	6/7/21(7)	5/25/21	—	—	—	1,608	3,216	6,432	—	—	—	976,603
	6/7/21(7)	5/25/21	—	—	—	—	—	—	1,608	—	—	488,301
	6/7/21(7)	5/25/21	—	—	—	—	—	—	—	4,599	303.67	488,230
Travis Marquette(8)	—	—	145,879	291,758	583,516	—	—	—	—	—	—	—
	10/4/21	8/17/21	—	—	—	1,395	2,789	5,578	—	—	—	773,222
	10/4/21	8/17/21	—	—	—	—	—	—	1,395	—	—	386,750
	10/4/21	8/17/21	—	—	—	—	—	—	—	3,988	277.24	386,517
	10/4/21	8/17/21	—	—	—	—	—	—	10,821(9)	—	—	3,000,014
	10/4/21	8/17/21	—	—	—	—	—	—	—	31,598(10)	277.24	3,001,810
Michael Allison	—	—	200,893	401,786	803,571	—	—	—	—	—	—	—
	5/3/21	3/5/21	—	—	—	641	1,281	2,562	—	—	—	418,541
	5/3/21	3/5/21	—	—	—	—	—	—	641	—	—	209,434
	5/3/21	3/5/21	—	—	—	—	—	—	—	1,832	326.73	209,251
Mike Metheny	—	—	215,834	431,668	863,336	—	—	—	—	—	—	—
	5/3/2021	2/24/21	—	—	—	615	1,230	2,460	—	—	—	401,878
	5/3/2021	2/24/21	—	—	—	—	—	—	615	—	—	200,939
	5/3/2021	2/24/21	—	—	—	—	—	—	—	1,759	326.73	200,913
Fred Hand(11)	—	—	436,688	873,375	1,746,750	—	—	—	—	—	—	—
	5/3/2021	2/24/21	—	—	—	1,626	3,252	6,504	—	—	—	1,062,526
	5/3/2021	2/24/21	—	—	—	—	—	—	1,626	—	—	531,263
	5/3/2021	2/24/21	—	—	—	—	—	—	—	4,651	326.73	531,237

(1)

The terms of Mr. Marquette’s employment were approved by the Committee in June 2021 and his employment agreement provides for the grants made to Mr. Marquette on October 4, 2021, the date on which Mr. Marquette commenced employment.

(2)

Represents the threshold, target and maximum payments each NEO was eligible to receive based upon achievement of the performance goal under our Annual Incentive Plan for fiscal 2021. Ms. Vecchio’s annual incentive target was increased from 125% to 130% in June 2021. Amounts shown for Messrs. Marquette and Allison are pro-rated based on the number of days each NEO was employed by us during fiscal 2021.    Pursuant to the terms of his employment agreement, Mr. Marquette’s award is guaranteed to equal at least 150% of his target bonus (pro-rated for fiscal 2021). For additional information regarding the Annual Incentive Plan, please refer to the section in the Compensation Discussion and Analysis entitled “Annual Incentive Awards.”

(3)

Represents the threshold, target and maximum PSUs that may vest based upon achievement of pre-established EBIT margin expansion and sales CAGR goals (each weighted equally) over a three-year performance period. Based on our achievement of these goals, the

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vesting of each NEO’s award may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, the PSUs will not vest. For additional information regarding the PSUs, please refer to the section in the Compensation Discussion and Analysis entitled “Long Term Incentives.”

(4)	Represents RSU awards included in 2021 LTIP grants, which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date.

(5)

Represents awards of options to purchase shares of our common stock included in 2021 LTIP grants and which vest in 25% annual increments, subject to the NEO’s continued employment through the applicable vesting date.

(6)

Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock, PSUs and RSUs, all made pursuant to the 2013 Incentive Plan. The amounts shown were calculated in accordance with FASB ASC Topic 718, based on the closing share price on the date of grant for PSUs and RSUs, and (i) in the case of the PSUs, the probable satisfaction of the performance conditions for such PSUs as of the date of grant; and (ii) with respect to the grant date fair value of option awards, are based on a number of key assumptions described in Note 11 (entitled “Stock-Based Compensation”) to our January 29, 2022 Consolidated Financial Statements. The vesting terms and conditions of the awards are described below under the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End.”

(7)	Represents an incremental 2021 LTIP grant due to an increase to Ms. Vecchio’s annual LTIP grant opportunity, which was approved by the Committee in May 2021.

(8)

Pursuant to the terms of his employment agreement, Mr. Marquette’s 2021 LTIP grants were pro-rated based on the number of days served between the date he commenced employment and the next regularly scheduled annual equity grant date for senior executive officers.

(9)

Represents a grant of RSUs to compensate Mr. Marquette for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments in each of May 2022, May 2023, May 2024, subject to Mr. Marquette’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause.

(10)

Represents a grant of options to purchase shares of our common stock to compensate Mr. Marquette for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments in each of May 2022, May 2023, May 2024, subject to Mr. Marquette’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause.

(11)

Mr. Hand did not receive a payout under our fiscal 2021 Annual Incentive Plan and forfeited the equity awards received in fiscal 2021 in connection with his resignation as our Principal and Chief Operating Officer in May 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have written employment agreements with each of our NEOs (other than Mr. Allison) that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each NEO’s participation in our Annual Incentive Plan and employee benefit plans. The terms of Mr. Allison’s employment are set forth in his offer letter and the Burlington Stores, Inc. Executive Severance Plan (the “Severance Plan”), each of which are described below.

Other than in the case of our employment agreements with Messrs. O’Sullivan and Marquette, each of the employment agreements provide that we may terminate the agreement on specified expiration dates, subject to our giving the executive 90 days’ notice. The expiration dates are as follows: March 23 for Mr. Crimmins, May 11 for Ms. Vecchio and November 30 for Mr. Metheny. The expiration date under Mr. Hand’s employment agreement was February 11.

Our employment agreements (and, with respect to Mr. Allison, the Severance Plan) also restrict each NEO’s ability to engage in or perform any activities that are competitive with our business or to solicit our associates away from our service while we employ the executive and for a period of one to two years thereafter. In addition, each employment agreement (and, with respect to Mr. Allison, the Severance Plan) specifies payments and benefits that would be due to such NEO upon the termination of his or her employment with us. For additional information regarding amounts payable upon termination to each of our NEOs, see the discussion below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

O’Sullivan Employment Agreement

Mr. O’Sullivan entered into an employment agreement with us in April 2019. The agreement, which does not have a fixed expiration date, outlines the basic terms of his employment and provides for, among other things, an initial annual base salary of $1,300,000 and participation in our Annual Incentive Plan, with an

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annual target bonus opportunity of 150% of annual base salary. In addition, the employment agreement includes, among other items, provisions relating to equity awards and termination provisions, as follows:

•	Mr. O’Sullivan will be entitled to receive an LTIP Award in each fiscal year during which he is actively serving as our CEO through equity vehicles and designs that are generally consistent with those awarded to our other senior executive officers.

•	In the event that Mr. O’Sullivan’s employment is terminated involuntarily other than for cause or Mr. O’Sullivan resigns for good reason, Mr. O’Sullivan is entitled to annual base salary, target annual bonus and health benefits for a two-year period (in addition to any bonus earned under the annual incentive program with respect to the fiscal year prior to his termination of employment).

Vecchio Employment Agreement Amendment

In March 2021, we entered into an amendment to our Employment Agreement with Jennifer Vecchio. The amendment extends the restricted period applicable to the non-competition and non-solicitation restrictive covenants included in her Employment Agreement from one to two years. In addition, the amendment provides for two years of severance pay (increased from one year to correspond with the extended restrictive covenant period) in the event that Ms. Vecchio is terminated other than for cause or resigns for good reason.

Marquette Employment Agreement

Mr. Marquette entered into an employment agreement with us in July 2021. The agreement, which does not have a fixed expiration date, outlines the basic terms of his employment and provides for, among other things, (i) an initial annual base salary of $900,000; (ii) a cash sign-on bonus of $2,000,000; and (iii) participation in our annual incentive program, with an annual target bonus opportunity of 100% of annual base salary and, in the case of fiscal year 2021, the bonus payable to Mr. Marquette is guaranteed to equal at least 150% of his target bonus (pro-rated for fiscal 2021).

In addition, the employment agreement includes, among other items, provisions relating to equity awards and termination provisions, as follows:

•	Mr. Marquette will be entitled to receive a LTIP Award in each fiscal year during which he is actively serving as our President and Chief Operating Officer.

Mr. Marquette’s fiscal 2021 LTIP Award had a target grant date fair value equal to $2,700,000, which amount was then prorated based on the number of days served between the date he commenced employment and the next regularly scheduled annual equity grant date for senior executive officers. The fiscal 2021 LTIP Award was subject to the same form of award agreement as those used with respect to the fiscal 2021 LTIP Awards granted to our other senior executive officers. Beginning in fiscal 2022, Mr. Marquette’s LTIP Awards will be determined by the Committee and will be through equity vehicles and designs that are generally consistent with those awarded to our other senior executive officers.

•	To compensate Mr. Marquette for equity awards forfeited at his prior employer, Mr. Marquette received a one-time long-term incentive grant with a target grant fair value of $6,000,000, comprised of 50% time-based RSUs and 50% stock options vesting in one-third annual increments in each of May 2022, May 2023 and May 2024, subject to Mr. Marquette’s continued employment through the applicable vesting date. These awards are subject to the same form of award agreements as those used with respect to the fiscal 2021 LTIP Awards granted to our other senior executive officers, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause. The value of the sign-on equity grant and sign-on cash bonus was determined based, in part, on the estimated value of the equity awards outstanding with Mr. Marquette’s prior employer at the time of his termination of employment and was conditioned upon the forfeiture of such prior employer awards.

•	In the event that Mr. Marquette’s employment is terminated involuntarily other than for cause or Mr. Marquette resigns for good reason, Mr. Marquette is entitled to receive (i) annual base salary and health benefits for a two-year period (in addition to any bonus earned under the Annual Incentive Plan with respect to the fiscal year prior to his termination of employment); (ii) a pro-rata portion of his target annual bonus for the fiscal year in which employment is terminated to the extent bonus targets are achieved for such fiscal year; and (iii) any bonus earned (but not yet paid) under the Annual Incentive Plan with respect to the fiscal year prior to his termination of employment. In the event that Mr. Marquette’s prior employer threatens or asserts certain claims, we have the option to terminate his employment and Mr. Marquette will be treated as being terminated without cause.

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EXECUTIVE COMPENSATION

In addition, Mr. Marquette’s employment agreement provides for reimbursement for all reasonable moving expenses that may be incurred in connection with his relocation to a non-temporary residence within reasonable commuting distance from our principal offices. If we terminate Mr. Marquette’s employment for cause or if he resigns without good reason, in each case, prior to the 18-month anniversary of his start date, he will be required to repay the relocation benefits and the cash sign-on bonus.

Allison Offer Letter

In March 2021, we entered into an offer letter with Mr. Allison. The offer letter, which does not have a fixed expiration date, outlines the basic terms of Mr. Allison’s employment and provides for, among other things, an initial annual base salary of $625,000; participation in our Annual Incentive Plan with an annual target bonus opportunity of 75% of annual base salary; and an LTIP target valued at 125% of annual base salary. In addition, the offer letter provides for a $50,000 relocation allowance, as well as up to six months of temporary living allowance in the amount of $6,175 per month, each in connection with his relocation to a non-temporary residence within 50 miles from our principal offices. Mr. Allison will be required to repay the relocation allowance if he voluntarily terminated employment, or it we terminate his employment for cause, within 18 months from the date of receipt of such allowance.

Severance Plan

In May 2017, the Committee adopted and approved the Severance Plan, which was amended and restated in March 2021. All associates of the Company hired at or promoted to the level of Senior Vice President or above from and after May 2017 (other than Mr. O’Sullivan, Mr. Marquette, or any participant in the Burlington Stores, Inc. Executive Severance Plan (Merchandising & Planning)) are subject to the Severance Plan. Accordingly, Mr. Allison participates in the Severance Plan and does not have an individual employment agreement.

The Severance Plan provides for the payment of severance and other benefits in the event a participant is involuntarily terminated without cause or, within the two-year period immediately following a change in control, voluntarily terminates employment for good reason. The plan does not provide for the acceleration of equity awards. In order to receive payments and benefits under the Severance Plan following a qualifying termination, each participant is required to (i) execute (and not revoke) a separation agreement containing, among other things, a release of claims against the Company; and (ii) comply with the restrictions set forth in the Severance Plan, which include certain non-competition, non-solicitation and confidentiality covenants.    A participant’s rights with respect to any benefit under the Severance Plan is subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with such executive, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

68	|	Burlington Stores, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal 2021 Year-End

The table below sets forth information with respect to the outstanding stock options and shares of unvested restricted stock and RSUs held by each NEO as of January 29, 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Michael O’Sullivan	9/16/2019	116,157	58,078(6)	192.27	9/16/2029	—	—	—	—
	9/16/2019	—	—	—	—	21,671(7)	4,990,615	—	—
	9/16/2019	9,113	9,114	192.27	9/16/2029	—	—	—	—
	9/16/2019	—	—	—	—	3,452	794,961	—	—
	5/1/2020	8,422	25,267	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	8,897	2,048,890	—	—
	5/1/2020	—	—	—	—	—	—	23,724	5,463,400
	5/3/2021	—	18,634	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	6,516	1,500,570	—	—
	5/3/2021	—	—	—	—	—	—	13,031	3,000,909
John Crimmins	6/18/2013	2,200(8)	—	4.55	6/18/2023	—	—	—	—
	5/1/2017	2,974	—	98.92	5/1/2027	—	—	—	—
	5/1/2018	4,698	2,349	135.37	5/1/2028	—	—	—	—
	5/1/2018	—	—	—	—	295	67,936	—	—
	5/1/2019	1,242	1,242	170.08	5/1/2029	—	—	—	—
	5/1/2019	—	—	—	—	469	108,006	—	—
	5/1/2020	1,112	3,337	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	1,176	270,821	—	—
	5/1/2020	—	—	—	—	—	—	3,133	721,499
	7/1/2020	—	—	—	—	3,449(9)	794,270	—	—
	5/3/2021	—	2,298	326.73	5/3/31	—	—	—	—
	5/3/2021	—	—	—	—	804	185,153	—	—
	5/3/2021	—	—	—	—	—	—	1,607	370,076
Jennifer Vecchio	5/1/2017	21,454	—	98.92	5/1/2027	—	—	—	—
	5/1/2018	19,274	6,425	135.37	5/1/2028	—	—	—	—
	5/1/2018	—	—	—	—	806	185,614	—	—
	5/1/2019	5,267	5,267	170.08	5/1/2029	—	—	—	—
	5/1/2019	—	—	—	—	1,988	457,817	—	—
	5/1/2020	2,596	7,790	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	2,743	631,685	—	—
	5/1/2020	—	—	—	—	—	—	7,314	1,684,341
	7/1/2020	—	—	—	—	4,854(10)	1,117,828	—	—
	5/3/2021	—	6,757	326.73	5/3/31	—	—	—	—
	5/3/2021	—	—	—	—	2,363	544,175	—	—
	5/3/2021	—	—	—	—	—	—	4,725	1,088,120
	6/7/2021	—	4,599	303.67	6/7/31	—	—	—	—
	6/7/2021	—	—	—	—	1,608	370,306	—	—
	6/7/2021	—	—	—	—	—	—	3,216	740,613

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EXECUTIVE COMPENSATION

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Travis Marquette	10/4/21	—	31,598(11)	277.24	10/4/31	—	—	—	—
	10/4/21	—	—	—	—	10,821(12)	2,491,968	—	—
	10/4/21	—	3,988	277.24	10/4/31	—	—	—	—
	10/4/21	—	—	—	—	1,395	321,255	—	—
	10/4/21	—	—	—	—	—	—	2,789	642,279
Michael Allison	5/3/2021	—	1,832	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	641	147,616	—	—
	5/3/2021	—	—	—	—	—	—	1,281	295,001
Mike Metheny	6/17/2013	—	11,000(8)	4.55	6/17/2023	—	—	—	—
	5/1/2018	—	2,764	135.37	5/1/2028	—	—	—	—
	5/1/2018	—	—	—	—	347	79,911	—	—
	5/1/2019	—	1,498	170.08	5/1/2029	—	—	—	—
	5/1/2019	—	—	—	—	565	130,114	—	—
	5/1/2020	—	2333	179.46	5/1/2030	—	—	—	—
	5/1/2020	—	—	—	—	822	189,298	—	—
	5/1/2020	—	—	—	—	—	—	2,191	504,565
	5/3/2021	—	1,759	326.73	5/3/2031	—	—	—	—
	5/3/2021	—	—	—	—	615	141,628	—	—
	5/3/2021	—	—	—	—	—	—	1,230	283,257
Fred Hand (13)	—	—	—	—	—	—	—	—	—

(1)

Unless otherwise noted, all options (other than Special One-Time Grants) (i) vest one-quarter on each of the first four anniversaries of the grant date; (ii) become exercisable if, within two years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason; (iii) will immediately be forfeited upon a termination of employment by us for cause; (iv) that have not vested will be forfeited immediately, and unexercised vested options will be exercisable for a period of 60 days (or 180 days, in the case of options granted from and after fiscal 2019), in the event of termination of employment for any other reason; and (v) granted from and after fiscal 2019 provide for fully accelerated vesting in the event of death or disability and pro-rata accelerated vesting in the event of termination due to a reduction in force or retirement.

(2)

The amounts set forth in this column represent RSUs granted from and after fiscal 2019 and shares of restricted stock granted in all prior years. Unless otherwise noted, (i) all restricted stock or RSU awards vest one-quarter on each of the first four anniversaries of the grant date; and (ii) restricted stock or RSUs vest only in the event that the recipient remains continuously employed by us on each vesting date, provided, however, that (a) all unvested restricted stock or RSUs will vest if the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) vesting of RSUs will fully accelerate in the event of death or disability and will accelerate on a pro-rata basis in the event of termination due to a reduction in force or retirement.

(3)

The amounts set forth in this column represent the market value of time-based restricted stock and RSUs held by the NEO using a market price of $230.29 per share, which was the closing price of our common stock on January 28, 2022 (the last business day of fiscal 2021), as reported by the NYSE.

(4)

Represents PSU awards, which are earned upon the completion of a three-year performance period based on achievement of pre-established EBIT margin expansion and sales CAGR goals (each weighted equally). Based on our achievement of these goals, the vesting of each NEO’s award may range from 50% (at threshold performance) to no more than 200% of his or her target award. In the event that actual performance is below threshold, the PSUs will not vest. The awards are paid out following certification by the Committee of the achievement of the goals after completion of the applicable three-year performance period. The reported number of shares for awards made in fiscal 2020 and fiscal 2021 assumes achievement of the target level of performance, in accordance with SEC requirements.

PSUs vest only in the event that the recipient remains continuously employed by us through the end of the performance period provided, however, that (a) the recipient’s award shall vest as of the date of termination, assuming that performance goals were satisfied at target, in the event that the NEO’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control; and (b) the recipient’s award shall vest on a pro-rata basis based on actual performance in the event of death or disability or in the event of termination due to a reduction in force or retirement.

(5)

The amounts set forth in this column represent the market value of PSUs held by the NEO using a market price of $230.29 per share, which was the closing price of our common stock on January 28, 2022 (the last business day of fiscal 2021), as reported by the NYSE.

(6)

Represents a grant of options to purchase shares of our common stock to compensate Mr. O’Sullivan for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments, subject to Mr. O’Sullivan’s continued employment through the applicable vesting date.

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EXECUTIVE COMPENSATION

(7)

Represents a grant of RSUs to compensate Mr. O’Sullivan for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments, subject to Mr. O’Sullivan’s continued employment through the applicable vesting date.

(8)

Special One-Time Grant which vests over a five-year period commencing on the Trigger Date, which is the day after the vesting of all other options held by grantee which were granted to such grantee prior to May 2013 and remain outstanding and unvested as of the date of the Special One-Time Grant, according to the following schedule: 20% on each of the first five anniversaries of the Trigger Date. The vesting of Special One-Time Grants will not be accelerated in the event of a change in control, provided, however, that in the event that within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee.

(9)	Provided that the NEO remains continuously employed by us on such date, 100% of these RSUs will vest on May 1, 2022.

(10)	Provided that the NEO remains continuously employed by us on such date, 100% of these RSUs will vest on the third anniversary of the grant date.

(11)

Represents a grant of options to purchase shares of our common stock to compensate Mr. Marquette for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments on each of May 3, 2022, May 3, 2023 and May 3, 2024, subject to Mr. Marquette’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause.

(12)

Represents a grant of RSUs to compensate Mr. Marquette for a portion of the equity awards forfeited at his prior employer pursuant to the terms of his employment agreement and which vest in one-third annual increments May 3, 2022, May 3, 2023 and May 3, 2024, subject to Mr. Marquette’s continued employment through the applicable vesting date, except that the grant shall vest in full upon a termination of Mr. Marquette’s employment by us without cause.

(13)

In connection with his resignation as our Principal and Chief Operating Officer in May 2021, Mr. Hand forfeited any equity awards that were unvested at the time of his resignation. Stock options held by Mr. Hand that were vested and unexercised at the time of his resignation remained exercisable by him for a period of time following such resignation in accordance with the terms of the applicable grant agreement.

Fiscal 2021 Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our NEOs, and the vesting of our NEOs’ restricted stock or RSUs, during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)

Michael O’Sullivan	—	—	40,170	10,990,116

John Crimmins	—	—	8,442	2,577,430

Jennifer Vecchio	20,000	4,378,788	11,765	3,077,280

Travis Marquette	—	—	—	—

Michael Allison	—	—	—	—

Mike Metheny	19,154	4,721,288	3,615	963,175

Fred Hand	20,935	3,934,542	3,098	1,012,210

(1)	Represents the difference between the selling price and the exercise price, multiplied by the number of shares acquired on exercise.

(2)

Represents the value realized upon vesting based on the closing price of our common stock on the vesting date, which was (i) $326.73 in the case of 2,965, 6,567, 3,815, 1,355 and 3,098 shares or RSUs for each of Mr. O’Sullivan, Mr. Crimmins, Ms. Vecchio, Mr. Metheny and Mr. Hand, respectively, that vested on May 1, 2021; (ii) $292.41 in the case of 23,397 of Mr. O’Sullivan’s RSUs that vested on September 16, 2021; (iii) $230.29 in the case of 13,808, 1,875, 7,950, and 2,260 PSUs for each of Mr. O’Sullivan, Mr. Crimmins, Ms. Vecchio and Mr. Metheny, respectively, that vested on January 29, 2022; multiplied in each case by the number of shares, RSUs or PSUs vesting. The PSUs were granted in fiscal 2019, and the amount vested represents the actual amount earned based on the performance level met as of January 29, 2022, the end of the performance period, as certified by the Committee in March 2022.

(3)

Included in this column are the following amounts of shares that were withheld (in the aggregate) to cover withholding tax obligations due upon vesting: Mr. O’Sullivan—16,311; Mr. Crimmins—3,120; Ms. Vecchio—5,396; Mr. Metheny—999; and Mr. Hand—1,314.

Pension Benefits

The Company does not maintain any qualified or non-qualified defined benefit plans.

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EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our NEOs other than Mr. Hand upon the termination of his or her employment with us, including termination in connection with a change in control. The amounts in the “Potential Payments Upon Termination or Change in Control Table” below assume that each termination was effective as of January 28, 2022, the last business day of fiscal 2021, and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Termination Without Cause or for Good Reason

Mr. Allison will be entitled to receive the benefits described below under the Severance Plan in the event that his employment is involuntarily terminated without cause or, within the two-year period immediately following a change in control, Mr. Allison voluntarily terminates employment for good reason. Each other NEO other than Mr. Hand will be entitled to receive the benefits described below under his or her employment agreement in the event that (i) his or her employment is terminated by us without “cause,” or by him or her for “good reason” (as those terms are defined below), or (ii) other than Messrs. O’Sullivan and Marquette, the term of his or her employment expires on the expiration date specified in his or her agreement.

•	any bonus earned for the fiscal year prior to the termination year or the expiration year, as applicable, but then unpaid, as well as (i) for Mr. O’Sullivan, an amount equal to two times the target bonus under the Annual Incentive Plan for the year in which termination occurs; and (ii) for each other NEO other than Mr. Hand, a pro-rated portion of the then-current year’s target bonus under the Annual Incentive Plan through the date of termination or expiration, based on actual results (the “Annual Incentive Payment”);

•	severance pay (the “Severance Payment”) (i) for Mr. O’Sullivan, Ms. Vecchio and Mr. Marquette in an amount equal to two times base salary; and (ii) for each other NEO other than Mr. Hand, the full amount of his base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration; and

•	full continuation (“Benefits Continuation”) of (i) Mr. O’Sullivan’s and Mr. Marquette’s health, dental and vision insurance benefits during the two-year period commencing on the date of termination; (ii) health, disability and life insurance benefits during the one-year period commencing on the date of termination with respect to Mr. Metheny; (iii) with respect to Ms. Vecchio, medical, dental and vision insurance benefits, and with respect to Mr. Crimmins, medical insurance benefits, in each case during the applicable severance period (but only to the extent such benefits were previously elected by such NEO and in effect immediately prior to the date of termination); provided that, with respect to (ii) and (iii), to the extent any of those benefits cannot be provided by us during the applicable period, we will provide the executive with a sum of money calculated to permit the executive to obtain the same benefits individually, as well as reimbursement for related taxes so that the executive remains whole; and (iv) Mr. Allison’s welfare benefits (including medical, dental, and vision coverage) at active employee rates while severance payments are being made pursuant to the Severance Plan. In addition, Mr. Allison is entitled to outplacement assistance for a period of six months pursuant to the Severance Plan.

Mr. Marquette’s employment agreement also provides that his make-whole grant shall vest in full upon a termination by us without cause.

NEOs subject to employment agreements are also entitled to receive all previously earned and accrued but unpaid base salary and vacation and unpaid business expenses up to the date of such termination or expiration.

72	|	Burlington Stores, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

Each NEO will be entitled to receive the Annual Incentive Payment, Severance Payment and Benefits Continuation, as applicable, only in the event that he or she:

•	executes a release of claims in respect of his or her employment with us; and

•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (“Restrictive Covenants”) contained in his or her employment agreement or the Severance Plan (with respect to Mr. Allison) regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year (or two years, in the case of Mr. O’Sullivan, Ms. Vecchio and Mr. Marquette) following termination of employment).

Our obligation to make such payments or provide such services will terminate upon the occurrence of any such breach during such period.

For purposes of each NEO’s employment agreement, “cause” means the NEO (i) is convicted of a felony or other crime involving dishonesty toward us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his or her employment; (iii) refuses to perform his or her material obligations under his or her employment agreement which failure is not cured after written notice to him or her; (iv) misappropriates one or more of our material assets or business opportunities; (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of written notice to him or her; or (vi) with respect to Mr. O’Sullivan or Mr. Marquette, materially breaches his employment agreement or any written policy of the Company, including the Company’s policies prohibiting unlawful harassment, discrimination or retaliation, which breach, if capable of being cured, is not cured within 15 days after written notice to him. For purposes of the Severance Plan, “cause”, unless otherwise defined in any employment, consulting, change in control or similar agreement in effect between the Company or any of its subsidiaries and the associate, means termination due to the associate’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the associate’s duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of the associate’s duties.

“Good reason” means the occurrence of any of the following events without the written consent of the NEO: (i) a material diminution of his or her duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his or her position; (ii) our requiring him or her to be based at a location which is 50 or more miles from his or her principal office location; (iii) pursuant to each NEO’s employment agreement, a material breach by us of our obligations pursuant to his or her employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure); or (iv) pursuant to the Severance Plan, a material diminution of the associate’s annual compensation. No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition and are provided with a period of 30 days from the date of notice to remedy the condition, and (ii) within 10 days after the expiration of such period (but in no event later than 120 days after the initial existence of the condition), the NEO actually terminates his or her employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that an NEO subject to an employment agreement is terminated for any other reason, including as a result of his or her death, disability, voluntary resignation for other than good reason or by resolution of our Board of Directors for cause, each employment agreement provides that he or she shall be entitled to receive only all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination.

Pursuant to the Severance Plan, an associate working in any part, unit or function that is divested, outsourced, closed, or relocated to a different geographic area, and who is terminated as a direct result thereof, will be eligible for benefits under the Severance Plan. However, eligibility for such benefits will be forfeited if the associate resigns voluntarily prior to the specified termination date (other than as provided above in the case of voluntary termination for good reason within the two-year period immediately following a change in control). Severance Plan benefits will not commence or will be discontinued if comparable employment is offered in connection with a change in control.

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EXECUTIVE COMPENSATION

Change in Control

As described above, Mr. Allison participates in the Severance Plan, which provides for the payment of severance and other benefits in the event a participant is involuntarily terminated without cause or, within the two-year period immediately following a change in control, voluntarily terminates employment for good reason. None of our other NEOs are entitled to receive any payments upon a change in control pursuant to the terms of his or her employment arrangement.

Equity Grant Agreements

The terms of our annual equity grant agreements with each of our NEOs include certain provisions regarding accelerated vesting upon termination of employment under various circumstances, as detailed in the table below. In the event of a change of control, none of our equity awards will accelerated in the absence of a qualifying termination of employment.

Event	Stock Options	RSUs/Restricted Stock	Stock PSUs
Change in Control and Termination Without Cause or Resignation for Good Reason Within Subsequent Two-Year Period	Fully accelerate all awards other than Special One-Time Grants(1)	Fully accelerate	Fully accelerate (at target)
Death or Disability	Fully accelerate (for awards granted from and after May 2019)	Fully accelerate (for awards granted from and after May 2019)	Pro-rated vesting based on target
Retirement or Termination of Employment Due to Reduction in Force(2)	Pro-rated vesting (for awards granted from and after May 2019)	Pro-rated vesting (for awards granted from and after May 2019)	Pro-rated vesting based on actual performance during the Performance Period
Termination with Cause	All vested and unvested awards terminate immediately	All unvested awards terminate immediately	All unvested awards terminate immediately
Termination without Cause or Resignation for Good Reason (Outside of the Two-Year Period Following a Change in Control)	All unvested awards terminate immediately, except Mr. Marquette’s make-whole grant, which becomes fully vested if Mr. Marquette is terminated without cause	All unvested awards terminate immediately, except Mr. Marquette’s make-whole grant, which becomes fully vested if Mr. Marquette is terminated without cause	All unvested awards terminate immediately

(1)

The vesting of Special One-Time Grants will not be accelerated in the event of a change in control; provided, however, that if within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants will vest as of such termination, but in no event more than the total number of Special One-Time Grants granted to such grantee.

(2)

The determination as to whether a “reduction in force” has occurred will be determined by the Committee in its sole and absolute discretion. “Retirement” means resignation from the Company occurring on or after attaining age 60 with at least ten continuous years of service to the Company. Retirement does not accelerate the RSUs granted to Mr. Crimmins and Ms. Vecchio on July 1, 2020. As of the end of fiscal 2021, Mr. Crimmins was the only NEO who had met the retirement vesting condition.

74	|	Burlington Stores, Inc. 2022 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control Table

The following table summarizes the compensation to be received by each NEO other than Mr. Hand in the event of a termination or change in control as of the last business day of fiscal 2021. Mr. Hand resigned from the Company in May 2021 and did not receive any severance or separation benefits from the Company.

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement (1)					Equity Acceleration Upon Retirement or Due to Reduction in Force ($)(7)(8)	Equity Acceleration Upon Death or Disability ($)(7)	Equity Acceleration Upon Termination Relating to a Change in Control ($)(9)
Name	Severance Pay ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Health Insurance Continuation ($)(4)	Life Insurance Continuation ($)(5)	Equity Acceleration ($)(6)
Michael O’Sullivan	6,675,000	—	28,086	—	—	10,930,224	20,106,577	24,818,150
John Crimmins	747,750	1,121,625	11,105	—	—	1,821,192	2,526,006	3,416,922
Jennifer Vecchio	2,100,000	2,730,000	16,408	—	—	4,456,367	6,994,385	9,974,257
Travis Marquette	1,800,000	583,516	—	—	2,491,968	106,208	2,893,593	3,455,501
Michael Allison	670,000	803,571	13,096	—	—	100,528	220,761	442,617
Mike Metheny	575,557	863,336	12,325	4,850	—	1,045,137	1,529,551	4,803,509

(1)

Pursuant to the terms of the Severance Plan, Mr. Allison is entitled to severance benefits in connection with a resignation for good reason only if such resignation occurs within the two-year period immediately following a change in control.

(2)

The amounts set forth in this column represent severance pay (i) for Mr. O’Sullivan in an amount equal to two times his base salary and fiscal 2021 target bonus; (ii) for Ms. Vecchio and Mr. Marquette in an amount equal to two times each named executive officer’s base salary; (iii) for each other NEO other than Mr. Allison, the full amount of his base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration; and (iv) for Mr. Allison, the full amount of his base salary at the time of termination from the date of termination through the period ending on the first anniversary of the date of termination plus an additional amount of $20,000 representing a reasonable estimate for the value of six months of outplacement assistance. Pursuant to the Severance Plan, Mr. Allison is entitled to such assistance upon a termination of his employment without cause or, within two years following a change in control, his resignation for good reason.

(3)

The amounts set forth in this column reflect, other than for Mr. O’Sullivan, the actual award to be received pursuant to the Annual Incentive Plan with respect to fiscal 2021. Pursuant to the terms of our employment agreement with Mr. O’Sullivan, he is entitled to receive severance pay in an amount equal to two times his base salary and termination year target bonus. The amount set forth with respect to Mr. Marquette is inclusive of the guaranteed portion of his fiscal 2021 award pursuant to the terms of his employment agreement.

(4)

The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each NEO, and assumes that we can provide such coverage (i) for a period of two years for Mr. O’Sullivan and Ms. Vecchio; and (ii) for a period of one year with respect to each NEO other than Mr. O’Sullivan. Mr. Marquette does not maintain health insurance coverage through Burlington and thus no amounts are included in the table above for continued coverage.

(5)	The amounts set forth in this column represent the cost to obtain life insurance coverage for a period of one year with respect to Mr. Metheny.

(6)

Upon cessation of employment without cause or for good reason or expiration of employment agreement, and subject to the terms of the 2006 Incentive Plan or the 2013 Incentive Plan, as applicable, equity awards that have not vested will terminate immediately (subject to potential acceleration in the event of a change in control); provided, however, Mr. Marquette’s make-whole grant of stock options and RSUs shall vest upon a termination by us without cause.

(7)

The amounts set forth in these columns represent the sum of (i) the product obtained by multiplying the number of accelerated shares of restricted stock, RSUs and PSUs by $230.29, which represents the market price of our stock on the last trading day of fiscal 2021 (the “Market Price”) (assuming withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price. Amounts assume target achievement for PSUs.

(8)

Mr. Marquette’s make-whole grant of stock options and RSUs shall vest upon a termination by us without cause and do not provide for accelerated vesting in the event of retirement or due to a reduction in force.

(9)

The amounts set forth in these columns assume that the NEO’s employment is terminated by us without cause or he or she resigns with good reason within the requisite time period following a change in control and represent the sum of (i) the product obtained by multiplying the number of accelerated shares of restricted stock, RSUs and PSUs by the Market Price (assuming withholding tax obligations due in connection with such vesting is satisfied by a cash payment to us), and (ii) the product obtained by multiplying the number of accelerated options by the amount by which the Market Price exceeds the applicable exercise price. Amounts assume target achievement for PSUs.

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EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our associates and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2021, our last completed fiscal year:

•	the median of the annual total compensation of all associates of our Company (other than our CEO) was $12,690; and

•	the annual total compensation of our CEO, as reported in the Fiscal 2021 Summary Compensation Table, was $13,867,435.

Based on this information, for fiscal 2021 the ratio of the annual total compensation of Mr. O’Sullivan, our CEO, to the median of the annual total compensation of all associates is estimated to be 1,093 to 1. This ratio increased significantly as compared with the ratio for fiscal 2020 largely due to the inclusion of an Annual Incentive Award in Mr. O’Sullivan’s fiscal 2021 total annual compensation. Based on the economic environment and the pandemic, Mr. O’Sullivan recommended to the Compensation Committee that he forego a fiscal 2020 Annual Incentive Plan award. In consideration of the unprecedented times, as well as the CEO’s recommendation, the Committee accepted Mr. O’Sullivan’s recommendation and did not approve a payout to him for fiscal 2020 while commending Mr. O’Sullivan’s leadership throughout the year.

To identify the median of the annual total compensation of all our associates in 2021 and determine the annual total compensation of our 2021 median associate and the annual total compensation of our CEO, we took the following steps:

1.	We identified the median associate using our associate population on January 29, 2022, the last day of fiscal 2021. This population consisted of full-time associates and part-time (including flex) associates, all of which were located in the United States (including Puerto Rico). In determining whether independent contractors that we have retained or engaged are associates, we applied a test drawn from guidance published by the Internal Revenue Service.

2.

To identify the 2021 “median associate” from our associate population, we first determined the amount of each associate’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal 2021.

•	In making this determination, we annualized the compensation of approximately 4,596 full-time associates and 22,860 part-time associates who were hired in fiscal 2021 but did not work for us for the entire fiscal year.

3.	We then identified our 2021 median associate from our associate population using this compensation measure, which was consistently applied to all our associates included in the calculation.

4.

For purposes of the 2021 pay ratio disclosure, we combined all of the elements of such associate’s compensation for fiscal 2021, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $12,690. Our median associate is a part-time associate in one of our Burlington stores.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2021 Summary Compensation Table.

76	|	Burlington Stores, Inc. 2022 Proxy Statement

Proposal No. 4 — Approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan

On February 16, 2022, the Board adopted, subject to stockholder approval, the Burlington Stores, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”). The 2022 Plan will replace the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (as amended and restated) (the “Prior Plan”), which is the only plan used by the Company to grant equity awards. As of February 26, 2022, there were 1,901,534 shares of common stock that remained available for future issuance under the Prior Plan, assuming that outstanding performance-

based restricted stock units are settled at the target performance level. If the 2022 Plan is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. No further awards will be granted under the Prior Plan following the Annual Meeting unless the 2022 Plan is not approved by our stockholders.

The following table sets forth information regarding outstanding stock options and stock appreciation rights (collectively, “appreciation awards”) and outstanding restricted stock, restricted stock units, and other stock-based awards (collectively, “full value awards”) under the Prior Plan as of January 29, 2022.

Outstanding Appreciation Awards (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Years)	Outstanding Full Value Awards (#)

1,097,558	181.17	6.7	554,594 (1)

(1)	This amount includes 186,436 performance-based restricted stock unit awards at target. Based on performance, the vesting of performance units may range from 0% to 200% of target.

The actual text of the 2022 Plan is attached to this proxy statement as Appendix A. The following description of the 2022 Plan is only a summary of its principal terms and provisions, is not intended to be exhaustive, and is qualified in its entirety by reference to the 2022 Plan itself as set forth in Appendix A. The affirmative vote of a majority of votes properly cast and entitled to vote on the proposal is required to approve the 2022 Plan.

The Board believes that the approval of the 2022 Plan is essential to our success. Stock options, restricted stock, restricted stock units and other awards provided for under the 2022 Plan are vital to our ability to attract, retain and motivate high performing officers, directors, employees and consultants, especially in the extremely competitive market in which we operate. The 2022 Plan is designed to allow us to continue to attract, retain and motivate people whose skills and performance are deemed critical to our success. We will continue to monitor the market in which we operate and make changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value.

Important Provisions

The 2022 Plan contains a number of provisions that the Board believes are consistent with the interests of stockholders and sound corporate governance practices, including:

•	No repricing. Reducing the minimum option price of any stock option or stock appreciation right (“SAR”) or awarding any stock option or SAR in replacement of a canceled stock option or SAR with a higher exercise price than the replacement award, in either case without the approval of our stockholders, is prohibited.

•	No discounting of stock options or SARs. Options and SARs must have an exercise price at least equal to 100% of the fair market value of a share of our common stock on the grant date, except in the case of substitute awards granted in connection with corporate transactions.

•	No evergreen provision and no reload options. The 2022 Plan does not provide for automatic funding additions during its term nor does it provide for the ability to grant reload options.

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

•	Compensation recoupment policy. Awards granted are subject to any recoupment policy or other arrangement that we may have in place or any obligation that we may have regarding the clawback of incentive-based compensation.

•	Minimum vesting period. Other than substitute awards, shares of common stock delivered in lieu of fully vested cash obligations, awards settled in cash and certain awards to non-employee directors, no more than 5% of awards may have a minimum vesting term of less than one year, subject to the Compensation Committee’s ability to accelerate or continue vesting in the event of a change in control. termination of service or otherwise.

•	No current dividends. The 2022 Plan prohibits the payment of dividends before the vesting of the underlying award.

•	No dividends on options or SARs. The 2022 Plan prohibits granting dividend rights with respect to option and SAR awards.

•	Annual Director Compensation Limit. The 2022 Plan provides that the aggregate value of cash compensation and the grant date fair value of shares that may be awarded or granted under the 2022 Plan to any non-employee director during a fiscal year of the Company may not exceed $900,000. This limit cannot be modified without stockholder approval.

Summary of Plan Terms

Purpose. The purpose of the 2022 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors of the Company and its affiliates cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

Administration. The 2022 Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will: select the individuals eligible to receive awards; determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2022 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2022 Plan as it deems advisable and to delegate authority under the 2022 Plan (to the extent permitted by the terms of the 2022 Plan, applicable law and applicable stock exchange rules).

Available Shares and Award Limits. Subject to the capitalization adjustment provisions described below, the number of shares authorized for issuance under the 2022 Plan will not exceed the sum of (i) 5,470,000 shares and (ii) the number of shares available for grant under the Prior Plan as of the date on which the 2022 Plan is approved by our stockholders. As of March 25, 2022, the closing sale price of a share of our common stock reported on the NYSE was $182.83.

The number of shares that will be available for issuance under the 2022 Plan may be subject to adjustment in the event of any equity restructuring that causes the per share value of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through an extraordinary cash dividend. In the event of any of these occurrences, we will make any adjustments we consider appropriate to, among other things, the number and class of securities available for issuance under the 2022 Plan or covered by grants previously made under the 2022 Plan, the purchase price thereof and any applicable performance measures. The Compensation Committee may also make such equitable adjustments as it determines to be appropriate and equitable to prevent substantial dilution or enlargement of rights of participants in the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company. The shares that will be available for issuance under the 2022 Plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury.

If any award granted under the 2022 Plan or the Prior Plan expires, terminates or is canceled for any reason without having been exercised in full, or if any shares of common stock subject to an award granted under the 2022 Plan or the Prior Plan are forfeited for any reason or settled in cash, the number of shares of common stock underlying any such award shall again be available for the purpose of awards under the 2022 Plan. Any shares of common stock subject to an award under the 2022 Plan shall not again be made available for issuance or delivery under the 2022 Plan if such shares are (i) tendered to the Company or withheld by the Company to pay the exercise price of a stock

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

option; (ii) used to satisfy withholding taxes; or (iii) repurchased by the Company using stock option exercise proceeds. In addition, with respect to SARs settled in common stock, the number of shares of common stock equal to the number of stock appreciation rights exercised will count against the 2022 Plan’s share limitations.

The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2022 Plan shall be 5,470,000 million shares. The aggregate value of cash compensation and the grant date fair value of shares that may be awarded or granted (excluding distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or any affiliate and compensation received by the director in his or her capacity as an executive officer or employee of the Company) to any non-employee director during a fiscal year may not exceed $900,000.

Share Counting. The 2022 Plan uses a fungible share counting method, such that full value awards will reduce the 2022 Plan’s share reserve at a ratio of two shares for every share subject to the full value award and appreciation awards will reduce the share reserve on a one-for-one basis.

No Repricing. Without stockholder approval, the Committee may not (i) reduce the exercise price of any previously granted stock option or SAR; (ii) cancel any previously granted stock option or SAR and replace it with a new stock option or SAR with a lower exercise price; or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the exercise price of such stock option or such SAR exceeds the fair market value of a share of our common stock on the date of such cancellation, in each case, other than in connection with a change in control or the adjustment provisions included in the 2022 Plan.

Eligibility for Participation. Our non-employee directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2022 Plan if so selected by the Compensation Committee. As of January 29, 2022, we employed 62,395 associates, including 47,592 part-time and seasonal associates. We have nine non-employee directors. In addition, while consultants are eligible to participate in the 2022 Plan, we have a practice of not granting equity awards to our consultants, and at this time we do not foresee changing that practice.

Award Agreement. Awards granted under the 2022 Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards, as determined by the Compensation Committee. Under the 2022 Plan, no more than 5% of awards may have a minimum vesting term of less than one year; provided, that this requirement will not restrict the right of the Compensation Committee to provide in an award agreement or otherwise for the acceleration or continuation of the vesting or exercisability of an award for any reason, including upon or after a change in control or termination of service, and will not apply with respect to substitute awards in a corporate transaction, shares of common stock delivered in lieu of fully vested cash obligations, awards settled in cash and certain awards to non-employee directors.

Stock Options. The Compensation Committee will be able to grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee. The aggregate fair market value of common stock (determined at the date of grant) with respect to which incentive stock options can be exercisable for the first time during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option. Unless otherwise provided by the Compensation Committee, vested and exercisable options may be exercised for up to (i) one year from the date of termination due to death or disability or (ii) 90 days from the date of voluntary termination or involuntary termination without cause (as such term is defined in the 2022 Plan). Unless otherwise provided by the Compensation Committee, all options, whether or not vested, shall expire on the date of a participant’s

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

termination for cause (as such term is defined in the 2022 Plan). Holders of stock options will not be entitled to receive dividend equivalents with respect to the number of shares subject to such stock options.

Stock Appreciation Rights. The Compensation Committee will be able to grant stock SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (a “Tandem SAR”), or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. Holders of SARs will not be entitled to receive dividend equivalents with respect to the number of shares subject to such SARs.

Restricted Stock and Restricted Stock Units. The Compensation Committee will be able to award shares of restricted stock or restricted stock units. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient will generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. Payment of any dividends received with respect to restricted stock awards or restricted stock units, if any, will be deferred until the expiration of the applicable restriction period. Unless otherwise determined by the Committee, an award of restricted stock units shall not provide the participant with any rights of a holder of shares of common stock unless and until the shares of common stock underlying the award are issued to the participant.

Other Stock-Based Awards. The Compensation Committee will be able to, subject to limitations under applicable law, make a grant of such other stock-based awards under the 2022 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee will be able to determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals.

Other Cash-Based Awards. The Compensation Committee will be able to grant awards payable in cash under the 2022 Plan. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions.

Performance Awards. The Compensation Committee will be able to grant a performance award to a participant payable upon the attainment of specific performance goals. Performance awards may be settled in cash or shares, as determined by the Compensation Committee and set forth in the applicable award agreement. Any dividends or dividend equivalents credited to a performance award will be subject to the same terms and conditions as the underlying performance award and, if the performance award is forfeited, the participant will have no right to such dividends or dividend equivalents.

Performance Goals. Performance awards may be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals may be based on one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) or individual basis: (1) earnings per share; (2) operating income; (3) pre-tax income and earnings; (4) gross income; (5) net income, before or after taxes; (6) adjusted net income per share; (7) cash flow; (8) free cash flow; (9) gross profit; (10) gross profit return on investment; (11) gross margin return on investment; (12) gross margin or gross margin ratio; (13) operating margin; (14) working capital; (15) earnings before interest and taxes; (16) earnings before interest, tax, depreciation and amortization; (17) return on equity; (18) return on assets; (19) return on capital; (20) return on invested capital; (21) net revenues; (22) gross revenues; (23) revenue growth; (24) annual recurring revenues; (25) recurring

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

revenues; (26) license revenues; (27) sales or net sales; (28) sales or market share; (29) comparable store sales; (30) total stockholder return; (31) economic value added; (32) inventory turns; (33) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation Committee; (34) the fair market value of a share of our common stock; (35) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; (36) reduction in operating expenses; or (37) any other goal selected by the Compensation Committee. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.

In establishing a performance goal or determining the achievement of a performance goal, the Compensation Committee may provide that achievement of the applicable performance goals may be amended or adjusted to include or exclude components of any performance goal, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

Change in Control. In the event of a change in control, awards will be continued, assumed, or have new rights substituted therefor, as determined by the Compensation Committee, and will have the same restrictions to which awards granted prior to the change in control were subject and the award will, where appropriate in the sole discretion of the Compensation Committee, receive the same distribution as the

Company’s other common stock on such terms as determined by the Compensation Committee or require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such change in control, or a parent corporation or other property be substituted for some or all of the shares of common stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Compensation Committee. The Compensation Committee, in its sole discretion, may provide for the purchase of any awards by the Company or an affiliate for an amount of cash equal to the excess (if any) of the fair market value of the shares of common stock covered by such awards, over the aggregate exercise price of such awards. The Compensation Committee may, in its sole discretion, terminate any outstanding and unexercised award that provides for a participant elected exercise, effective as of the date of the change in control, by delivering notice of termination to each participant at least twenty (20) days prior to the date of consummation of the change in control and, during the period from the date on which such notice of termination is delivered to the change in control, each such participant will have the right to exercise in full all of such participant’s awards that are then vested and outstanding, with any such exercise contingent on the occurrence of the change in control. In addition, the Compensation Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an award at any time.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination. Notwithstanding any other provision of the 2022 Plan, our Board will be able to, at any time, amend any or all of the provisions of the 2022 Plan, or suspend or terminate it entirely, retroactively or otherwise, and the Compensation Committee will be able to amend any award, subject to stockholder approval in certain instances (including, without limitation, increases in the aggregate number of shares of common stock that may be issued under the 2022 Plan; increases in the non-employee director compensation limitations for a fiscal year; changes to the classification of individuals eligible to receive awards under the 2022 Plan; or extensions of the

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

maximum option period); provided, however, that, unless otherwise required by law or specifically provided in the 2022 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be materially impaired without the consent of such participant. The Board may not amend the provisions referred to above under the caption entitled “No Repricing” without approval by our stockholders.

Transferability. Awards granted under the 2022 Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee will be able to provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards. The 2022 Plan provides that awards granted under the 2022 Plan are subject to any recoupment policy or other arrangement that we may have in place as of the date of grant or any obligation that we may have regarding the clawback of compensation under applicable law or regulation including, without limitation, Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder or any rules of the principal national securities exchange in the United States on which the Company’s securities are traded.

Effective Date; Term. The 2022 Plan will become effective as of the date on which it is approved by our stockholders and, if approved, will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of such approval, unless terminated earlier by the Board. No awards may be granted after the tenth anniversary of the 2022 Plan’s effective date and no incentive stock options will be granted more than 10 years after the date on which the 2022 Plan was approved by the Board. Any award outstanding under the 2022 Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms. Upon approval of the 2022 Plan by our stockholders, no further grants will be made under the terms of the Prior Plan, but all outstanding awards under the Prior Plan will continue to be in effect subject to the terms thereof.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2022 Plan based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be complete and does not describe federal taxes other than income taxes, or any state, local or foreign tax consequences. It is not intended as tax guidance to participants in the 2022 Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws and regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-Qualified Stock Options. Participants will recognize no taxable income at the time they are granted a non-qualified stock option. On exercise of a non-qualified stock option, the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price will be taxable as ordinary income.

The ordinary income recognized with respect to the transfer of shares upon the exercise of a non-qualified stock option under the 2022 Plan granted to an employee will be subject to both wage withholding and employment taxes.

The Company generally will be entitled, subject to the application of Section 162(m) of the Internal Revenue Code (the “Code”), to a deduction in connection with a participant’s exercise of a non-qualified stock option in an amount equal to the income recognized.

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the participant (except possible alternative minimum tax upon an exercise) or a deduction to the Company. If: (i) the participant makes no disposition of the shares acquired pursuant to an incentive stock option within two years from the date of grant or within one year from the exercise of the option; and (ii) at all times during the period beginning on the date of the grant of the option and ending on the day three months before the date of such exercise, the participant was an employee of either the Company or one of its subsidiaries, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

If the participant disposes of the shares before the later of such dates or was not employed by the Company or one of its subsidiaries during the entire applicable period, the participant will have ordinary income equal to the lesser of (i) the difference between the exercise price of the shares and the fair market value of the shares on the date of exercise and (ii) the difference between the exercise price of the shares and the amount realized on the disposition. Any gain or loss realized in excess of the amount of ordinary income recognized or the loss, if any, will be treated as a capital gain or loss. The Company generally will be entitled to a corresponding tax deduction, subject to the application of Section 162(m) of the Code.

Stock Appreciation Rights. The exercise of a SAR results in taxable income to the participant equal to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. The Company generally will be entitled to a corresponding tax deduction, subject to the application of Section 162(m) of the Code. The ordinary income recognized with respect to the exercise of a SAR under the 2022 Plan granted to an employee will be subject to both wage withholding and employment taxes.

Restricted Stock/Other Stock-Based Awards. Participants receiving restricted stock may elect under Section 83(b) of the Code to include in ordinary income, as compensation at the time restricted stock is granted, the excess of the fair market value of such shares at the time of grant over the amount paid, if any, for such shares. Unless a Section 83(b) election is timely made, no taxable income will be recognized until such shares are no longer subject to a substantial risk of forfeiture (the “Restrictions”). However, when the Restrictions lapse, ordinary income will be recognized by the participant in an amount equal to the excess of the fair market value of the common stock on the date of lapse over the amount paid, if any, for such shares. The ordinary income recognized with respect to restricted stock will be subject to both wage withholding and employment taxes.

If a Section 83(b) election is made, any dividends received on shares which are subject to Restrictions will be treated as dividend income. If no election is made under Section 83(b) of the Code, dividends received on the common stock for the period prior to the time the Restrictions on such shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes, and will be subject to wage withholding and employment taxes.

In general, a deduction will be allowed to the Company for federal income tax purposes (subject to the application of Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant with respect to restricted stock awarded pursuant to the 2022 Plan.

If a Section 83(b) election is made and, before the Restrictions on the shares lapse, the shares which are subject to such election are in effect forfeited: (i) the participant will not be allowed a deduction for the amount included in the participant’s income by reason of a Section 83(b) election; and (ii) the participant may recognize a loss in an amount equal to the excess, if any, of the amount paid for the shares over the amount received upon such forfeiture (which loss will ordinarily be a capital loss).

If a participant receives restricted stock units or another stock-based award, the participant will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In general, a deduction will be allowed to the Company for federal income tax purposes (subject to the application of Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant with respect to such restricted stock units or other stock-based award awarded pursuant to the 2022 Plan.

Performance Awards. Participants will not be taxed at the time of grant of performance awards. If the performance targets and/or the other requirements for a payment of performance awards are achieved, a participant may receive distributions of common stock and/or cash. Participants will recognize ordinary income in an amount equal to any cash received and the fair market value of the common stock received on the date of receipt. If a participant is an employee, the ordinary income recognized will be subject to both wage withholding and employment taxes.

In general, a deduction will be allowed to the Company for federal income tax purposes (subject to the possible application of Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant.

Certain Other Tax Issues. In addition, (i) officers and directors of the Company subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax

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PROPOSAL NO. 4 — APPROVAL OF THE BURLINGTON STORES, INC. 2022 OMNIBUS INCENTIVE PLAN

deduction on the part of the Company is subject to the applicable federal tax rules (including, when applicable, Section 162(m) regarding the $1,000,000 limitation on deductible compensation); (iii) certain awards under the 2022 Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation); (iv) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to awards under the 2022 Plan, either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes; and (v) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income. In addition, Section 162(m) generally limits to $1,000,000 the amount that a publicly held corporation is allowed each year to deduct for compensation paid to the corporation’s (i) chief executive officer, (ii) chief financial officer, (iii) three most highly compensated executive officers other than the chief executive officer or chief financial officer and (iv) any employee of the corporation who was an individual described in clauses (i), (ii) or (iii) in any preceding taxable year beginning after December 31, 2016.

New Plan Benefits

The Compensation Committee has the discretion to grant awards under the 2022 Plan and, therefore, it is not possible as of the date of this proxy statement to determine future awards that will be received by participants under the 2022 Plan.

Equity Compensation Plan Information

For information about our equity compensation plans as of January 29, 2022, please see the table under “Securities Authorized for Issuance Under Equity Compensation Plans” and related disclosure on page 40.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan.

84	|	Burlington Stores, Inc. 2022 Proxy Statement

Certain Relationships and Related Party Transactions

Merchandise Purchases

Jim Magrini, brother-in-law of Joyce Manning Magrini, our former Executive Vice President—Human Resources who retired as of May 31, 2021, is an independent sales representative of one of our suppliers of merchandise inventory. This relationship predated the commencement of Ms. Magrini’s employment with us. The dollar amount of our merchandise inventory purchases through Mr. Magrini serving as an independent sales representative for such supplier amounted to $4,138,691 from the beginning of fiscal 2021 through the end of February 2022. Mr. Magrini’s sales commissions generated by virtue of these transactions amounted to $47,461.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

We maintain a Related Party Transactions Policy (the “Policy”), which sets forth the manner in which we consider, evaluate and where appropriate conduct transactions with related parties. We recognize that related party transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the best interests of the Company or our stockholders. Accordingly, as a general matter, we exercise caution with regard to such transactions and approach them with particular care.

A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), regardless of value, in which we (or any entity controlled by us) were, are or will be a participant, and in which any related party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). A “related party” is any of our directors or executive officers, any holder of more than 5% of our common stock or any immediate family member of any of these persons.

We review any relationships and transactions in which we and a related party are participants to determine whether such persons have a direct or indirect material interest. To identify potential related party transactions, we request certain information from our directors and executive officers. We then review the information provided for any related party transactions. The Audit Committee reviews and determines whether to approve any related party transaction subject to the Policy.

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Stockholder Proposals for 2023 Annual Meeting of Stockholders

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 2, 2022. We strongly encourage any stockholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

In accordance with our Amended Bylaws, for a proposal of a stockholder, including nominations for directors, to be properly brought before our 2023 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act as discussed above, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, (a) not later than the close of business on February 17, 2023, being the 90th day prior to the first anniversary of our

2022 Annual Meeting of Stockholders, nor earlier than the close of business on January 18, 2023, being the 120th day prior to the first anniversary of our 2022 Annual Meeting of Stockholders, or (b) in the event that our 2023 Annual Meeting of Stockholders is held more than 30 days before or more than 70 days after the first anniversary of our 2022 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition to satisfying the foregoing requirements under our Amended Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Burlington’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act no later than March 19, 2023.

Stockholder proposals and other notices should be delivered to Burlington Stores, Inc., Attention: General Counsel and Corporate Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, American Stock Transfer & Trust Company, LLC (if a registered holder), or their bank, broker or other nominee (if a beneficial holder), to request information about householding.

86	|	Burlington Stores, Inc. 2022 Proxy Statement

Form 10-K

We will mail without charge, upon written or oral request, a copy of our fiscal 2021 10-K, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The fiscal 2021 10-K is also available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Financials—SEC Filings” or “Financials—Annual Reports & Proxies.”

Other Matters

The Board of Directors does not know of any other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Group Senior Vice President,

General Counsel and Corporate Secretary

Dated: April 1, 2022

Burlington Stores, Inc. 2022 Proxy Statement	|	87

ANNUAL MEETING OF STOCKHOLDERS OF

BURLINGTON STORES, INC.

May 18, 2022

GO GREEN

00003333030300000100 8 051822

1. Election of Directors:

NOMINEES:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF BURLINGTON STORES, INC. May 18, 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at http://www.astproxyportal.com/ast/18550/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333030300000100 8 051822 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR AGAINST ABSTAIN John J. Mahoney Class III Director Laura J. Sen Class III Director Paul J. Sullivan Class III Director 2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 28, 2023. 3. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (“Say-On-Pay”). 4. Approval of the Burlington Stores, Inc. 2022 Omnibus Incentive Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes to the registered name(s) on the account may not be submitted via MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

BURLINGTON STORES, INC. Proxy for Annual Meeting of Stockholders on May 18, 2022 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Michael O’Sullivan, John Crimmins and Karen Leu, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if present and acting at the Annual Meeting of Stockholders of Burlington Stores, Inc., to be held virtually online via live audio webcast at https://web.lumiagm.com/256816909 (password: burlington2022) on May 18, 2022 at 8:00 am Eastern Time, and at any adjournments or postponements thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof. (Continued and to be signed on the reverse side)